As filed with the Securities and Exchange Commission on October 7, 2008

Registration No.  333-152209

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON D.C. 20549

FORM S-1/A

(Amendment No.1)

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

PRESTO FOOD & BEVERAGE, INC.

(Exact Name of Registrant as Specified in our Charter)

New York	2020	58-2636980
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer I.D No.)

410 Park Ave, 15th Floor

New York, NY 10022

(212) 406-5378

(Name, address, Including Zip Code and Telephone Number,

Including Area Code, of Agent for Service)

_______________

Copies to:

Gersten Savage LLP

Peter J. Gennuso, Esq.

Cheryll J. Calaquio, Esq.

600 Lexington Avenue, 9th Floor
New York, NY 10022-6018

Approximate date of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

CALCULATION OF REGISTRATION FEE

Title Of Each Class Of Securities To Be Registered	Amount To Be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering	Amount Of Registration Fee (2)
Common stock of the registrant, par value $0.001 per share(3)	2,000,000	$0.50	$1,000,000.00	$ 39.30
Common stock of the registrant issuable upon the exercise of Warrants(4)	2,512,903	$0.31	$ 778,999.93	$ 30.61
Common stock of the registrant issuable upon conversion of debentures(5)	5,992,308	$0.26	$1,558,000.00	$ 61.23
Total	10,505,211	N/A	$3,336,999.93	$131.14

———————

(1)

Plus the number of additional shares which may be issued by reason of stock splits, stock dividends and similar transactions.

(2)

Estimated solely for the purpose of calculating the registration fee under Rule 457(c) of the Securities Act.

(3)

Represents shares of Common Stock being offered on a “best efforts” basis for the Company’s benefit.

(4)

Consists of 2,512,903 shares of Common Stock issuable upon the exercise of Warrants, exercisable at $0.31 per share.

(5)

Consists of 5,992,308 shares of Common Stock issuable upon the conversion of debentures, convertible at $0.26 per share.

We will not receive proceeds from the resale of shares of common stock sold by the selling shareholders. We may receive proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised by the selling shareholders. We are offering the 2,000,000 shares of common stock on a best efforts basis at a fixed price between $0.31 and $0.50 per share, and accordingly, we would receive gross proceeds of up to $620,000, assuming sales at $0.31 per share, or up to $1,000,000, assuming sales at $0.50 per share, in the event that we sell these shares. We intend to use the net proceeds received from the sale of the 2,000,000 shares of common stock pursuant to the best efforts offering and any proceeds received from the exercise of the warrants for the purpose of expanding our business and for general working capital.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or jurisdiction where the offer or sale is not permitted by the law of such state or jurisdiction. Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

SUBJECT TO COMPLETION, DATED  October 7,  2008

PRELIMINARY PROSPECTUS

PRESTO FOOD & BEVERAGE, INC.

Shares of Common Stock

This prospectus relates to the sale by certain selling shareholders of up to 10,505,211 shares of our common stock in connection with the sale of: (a) up to 5,992,308 shares of our common stock which may be issued upon conversion of convertible debentures issued in connection with a private placement; and (b) up to 2,512,903 shares of our common stock which may be issued upon the exercise of warrants issued in connection with a private placement. This prospectus also relates to the sale of up to 2,000,000 shares of our common stock that we are offering on a best efforts basis for up to ninety (90) days following the date of this Prospectus at a fixed price between $0.31 and $0.51.

Because part of this offering is being done on a best-efforts basis and there is no minimum number of shares that must be sold by us during the 90-day selling period, we may receive little or no proceeds if we are not successful in selling the shares. Our employees, officers or directors, may sell shares in the best efforts offering. None of our employees, officers or directors are registered broker-dealers; they will not receive a commission or other compensation for shares sold by them.

We will not receive any of the proceeds from shares sold by selling shareholders. We may receive proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised by the selling shareholders. No person has agreed to underwrite or take down any of the securities. For sales on any trading market, sales commissions will be limited to those paid in similar market transactions. For private sale transactions, no sales commission can be paid. There is no minimum amount of securities which may be sold.

The shares offered by the selling shareholders will be sold at $0.26 per share until our shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The valuation of the initial offering price is based on the conversion price of the debentures issued in our last private placement.

INVESTING IN OUR COMMON STOCK INVOLVES A HIGH DEGREE OF RISK. CONSIDER CAREFULLY THE “RISK FACTORS” DETAILED ON PAGE 5 OF THIS PROSPECTUS BEFORE INVESTING.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is October  __, 2008

TABLE OF CONTENTS

Page

GENERAL

1

PROSPECTUS SUMMARY

1

RISK FACTORS

5

USE OF PROCEEDS

9

DETERMINATION OF OFFERING PRICE

9

SELLING SECURITY-HOLDERS

11

PLAN OF DISTRIBUTION

14

DESCRIPTION OF SECURITIES

16

INTERESTS OF NAMED EXPERTS AND COUNSEL

17

DESCRIPTION OF BUSINESS

18

DESCRIPTION OF PROPERTY

23

LEGAL PROCEEDINGS

23

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

23

MANAGEMENT'S DISCUSSION AND ANALYSIS OR PLAN OF OPERATION.

24

COMPANY OVERVIEW

24

RESULTS OF OPERATIONS

28

LIQUIDITY AND CAPITAL RESOURCES

28

FINANCIAL STATEMENTS

F1

DIRECTORS AND EXECUTIVE OFFICERS

33

EXECUTIVE COMPENSATION

35

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

36

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

37

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

37

WHERE YOU CAN FIND ADDITIONAL INFORMATION

37

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

i

GENERAL

As used in this Prospectus, references to the “Presto”, “Company,” “we,” “our,” “ours” and “us” refer to Presto Food & Beverage, Inc., unless otherwise indicated. In addition, references to our “financial statements” are to our consolidated financial statements except as the context otherwise requires.

PROSPECTUS SUMMARY

The following summary highlights some of the information in this prospectus. It may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including the risk factors and our financial statements and the notes accompanying the financial statements appearing elsewhere in this prospectus.

THE COMPANY

Where You Can Find Us

Our principal executive offices are located at 410 Park Ave, 15th Floor, New York, NY 10022. Our telephone number is (212) 406-5378. Our facsimile number is (212) 382-1492. Our website address is www.solmaya.net. The information on our website is not a part of this prospectus.

Corporate Background

We were incorporated in the state of New York in July 2001 under the name Presto Food & Beverage Company and are engaged in brand development, sales, merchandising, brand licensing and brand management of beverage and food products. Through one of our divisions, SolMaya (“Solmaya”), we manufacture, market and distribute a variety of authentic Latin American flavored dairy drinks.

Our Business

We have spent the last six years in Latin America researching and developing a unique flavoring process for our products and have, in the process, recreated the most popular flavors for lactose-based beverages, which can retain their authentic taste through the special processing. SolMaya introduced its first product, Horchata “Sabor de Morro” (“Horchata”) in September 2004. Horchata is milk-based with flavorings of rice, milk, cinnamon, vanilla, and the exotic natural morro flavor, which is targeted at the Central American market. Prior to introduction, it was tested with five focus groups consisting of Hispanics in the Washington, DC Metropolitan area to verify taste and texture. SolMaya’s flavored milk product line consists of Horchata, oatmeal shake and orange jubilee.

The second product was another version of Horchata, which is designed for the tastes of the larger Mexican market. This product differs from the Central American Horchata in that it has a lighter taste and made with more rice and cinnamon flavors.

The next addition to the product line was for the South American population, Avenas con canela (an Oatmeal based drink popular among the South American segment population), Morir Soñando (a milk and juice based drink with vanilla that is popular with Dominican and Caribbean segments of the population), and other beverages that will appeal to a crossover market.

Each product is formulated for a particular segment of the Hispanic market. For planning purposes the Company sells cases in both 12oz cans and 9.5oz glass bottles (for single serve market) and anticipates adding in the near future 16oz cans for some flavors and Tetra Pak for home consumption market.

Future Prospects

We have taken the first steps to explore the possibility of expanding the SolMaya Brand presence by adding products with new flavors as well as different packaging options, as the brand is distributed in an ever increasing number of Point Of Sale locations.

Financial Condition

As of June 30, 2008, we had approximately $161,355 in liquid funds available to us. Our current core burn rate is approximately $25,000 per month but anticipate this amount to increase when we become a public company. Future funds may be derived from additional sales of our common stock in the public or private markets in addition to the continuing sales of our products. Our only debt consists of approximately $1.7  million in convertible notes payable to certain investors, including our private placements conducted in 2007 and 2008, and long-term debt of $290,000.

THE OFFERING

Shares Outstanding Prior to Offering

17,455,916 shares of Common Stock, $0.001 par value.

Common Stock Offered by Selling shareholders

This prospectus relates to the resale by certain selling shareholders of up to 10,505,211 shares of our common stock in connection with the sale of: (a) up to 5,992,308 shares of our common stock which may be issued upon conversion of convertible debentures issued in connection with a private placement; and (b) up to 2,512,903 shares of our common stock which may be issued upon the exercise of warrants issued in connection with a private placement.

The shares offered by the selling shareholders will be sold at $0.26 per share until our shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The valuation of the initial offering price is based on the conversion price of the debentures issued in our last private placement. We are responsible for all other costs, expenses and fees, including legal, accounting and miscellaneous fees incurred of approximately $110,131.14 in registering the shares offered by this Prospectus. Selling shareholders will pay no offering expenses.

Use of Proceeds

We will not receive proceeds from the resale of shares of common stock by the selling shareholders. We may receive proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised by the selling shareholders. We are offering the 2,000,000 shares of common stock on a best efforts basis at a fixed price between $0.31 and $0.50 per share, and accordingly we would receive gross proceeds of up to $620,000 assuming sales at $0.31 per share, or up to $1,000,000, assuming sales at $0.50 per share, in the event that we sell these shares. We intend to use the net proceeds received from the sale of the 2,000,000 shares of common stock pursuant to the best efforts offering for the purpose of expanding our business and for general working capital. There can be no assurance that we will sell any of such shares and accordingly may receive no proceeds from the offering.

Risk Factors

An investment in our common stock involves a high degree of risk and should be made only after careful consideration of the significant risk factors that may affect us. Such risks include special risks concerning us and our business. See “Risk Factors.”

Dividend Policy

We have not paid any dividends on our common stock since our inception, and we do not anticipate the declaration or payment of any dividends at any time in the foreseeable future.

SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA

THE FOLLOWING TABLE PRESENTS SUMMARY CONSOLIDATED FINANCIAL AND OTHER DATA AND HAS BEEN DERIVED FROM OUR AUDITED FINANCIAL STATEMENTS FOR THE TWO-YEAR PERIOD ENDED DECEMBER 2006 AND 2007 AND OUR FINANCIAL STATEMENTS FOR THE QUARTER ENDING JUNE 30,2008. THE INFORMATION BELOW SHOULD BE READ IN CONJUNCTION WITH “SELECTED HISTORICAL FINANCIAL AND OTHER DATA,” “MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS” AND OUR FINANCIAL STATEMENTS AND THE NOTES TO OUR FINANCIAL STATEMENTS, EACH OF WHICH IS INCLUDED IN ANOTHER SECTION OF THIS PROSPECTUS.

	December 31,
	2006	2007
Consolidated Statement of Operations Data:
Sales	$778,099	$1,243,001
Total Operating Expense	647,674	681,905
Loss from Operations	(484,788)	(497,715)
Interest Income(expense)-net	(77,924)	(290,035)
Net (loss)	(549,212)	(792,931)

Consolidated Balance Sheet Data:
Cash and Cash Equivalents	$44,177	$303,658
Working Capital
Total Assets	192,456	680,484
Long-Term Debt	41,210	89,344
Total Stockholders’ Deficit	(634,538)	(818,633)

	Six Months Ended June 30,
	2007	2008
Consolidated Statement of Operations Data:
Sales	$573,670	$309,536
Total Operating Expense	183,031	940,720
Loss from Operations	(87,244)	(857,003)
Interest Income(expense)-net	(149,937)	(331,795)
Net (loss)	(237,181)	(1,188,798)

Consolidated Balance Sheet Data:
Cash and Cash Equivalents		$161,355
Working Capital		(464,626)
Total Assets		1,196,446
Total Liabilities		1,765,285
Total Stockholders’ Deficit		(568,839)

RISK FACTORS

General Risks

The securities offered hereby involve a substantial risk of loss. Prospective investors should carefully consider the risks and uncertainties described below before making an investment in our securities. The risks and uncertainties described below are those which management currently believes may significantly affect us.

Risks Related to Our Business

We incurred historical losses as a result, we may not be able to generate profits, support our operations, or establish a return on invested capital.

We incurred net losses in the fiscal years ended December 31, 2007 and December 31, 2006 in the amount of $792,931 and $549,212 respectively. We also incurred net losses in the amount of $1,118,798 for the six month period ending June 30, 2008. As of December 31, 2007 and December 31, 2006, we had a stockholder deficiency of ($818,633) and ($634,538), respectively. For the six month period ending June 30, 2008, we had a stockholder deficiency of ($568,839). In addition, we expect to increase our operating expenses to fund our anticipated growth. We cannot assure you that any of our business strategies will be successful or that significant revenues or profitability will ever be achieved or, if they are achieved, that they can be consistently sustained or increased on a quarterly or annual basis.

We expect our operating losses to continue

We expect to incur increased operating expenses during the next year, and possibly the foreseeable future. The amount of net losses and the time required for us to reach and sustain profitability are uncertain. The likelihood of our success must be considered in light of the problems, expenses, difficulties, and delays frequently encountered in connection with our business, including, but not limited to the increase in costs to be incurred for research and development, protection of our intellectual property and the marketing and delivery of our product. There can be no assurance that we will ever generate significant revenues or achieve profitability at all or on any substantial basis.

Changing consumer preferences make demand for our products unpredictable.

As is the case with other companies marketing dairy products, we are subject to changing consumer preferences and nutritional and health-related concerns. Our business could be affected by certain consumer concerns about dairy products, such as the fat, cholesterol, calorie, sodium, lactose content or contamination of such products. We are subject to increased competition from companies whose products or marketing strategies address these consumer concerns more effectively and in a more cost effective manner.

We must identify Latin American consumer preferences and develop and offer innovative products to meet their preferences.

Consumer preferences evolve over time and the success of our products depends on our ability to identify the tastes and dietary habits of our targeted consumers, Latin Americans, and to offer products that appeal to their preferences. Introduction of new products and product extensions requires significant development and marketing investment. Currently, we believe Latin Americans are trending toward health and wellness beverages. Although we have increased our innovation efforts and spend in order to capitalize on this trend, there are currently several global competitors with greater resources with whom we compete in these areas. Furthermore, if medical and other studies are released and announcements by medical and other groups are made which raise concerns over the dietary health needs of Latin Americans it could adversely affect our targeted consumer base. If our products fail to meet consumer preferences, the return on our investment in those areas will be less than anticipated and our innovation strategy will not succeed.

Possible volatility of raw milk costs makes our operating costs difficult to predict, and a steep cost increase could cause our profits to diminish significantly.

There is a risk of price volatility in the dairy industry, making our net income difficult to predict. If prices escalate, our costs will rise which will lead to a decrease in profits.

The dairy business is highly competitive and, therefore, we face substantial competition in connection with the marketing and sale of our products.

In general, milk products are price sensitive and affected by many factors beyond our control, including changes in consumer tastes, fluctuating commodity prices and changes in supply due to weather, production, feed costs and natural disasters. Our products compete with other premium quality dairy brands as well as less expensive, non-premium brands. Most of our competitors are well established, have significant financial, marketing, personnel and other resources and have products that have gained wide customer acceptance in the marketplace. In particular, Nestle pioneered the single serve extended shelf life plastic re-sealable bottle which has become the standard for this industry, and they currently enjoy a dominant market share. Dean Foods owns a number of regional single serve brands that are sold in this format. Our analysis indicates that the Nestle’s Nesquik brand accounts for approximately 30-35 percent of the U.S. single serve milk category. The other competition comes from private label and regional dairy brands. Furthermore, the dairy industry is also characterized by the frequent introduction of new products, accompanied by substantial promotional campaigns. We may be unable to compete successfully or our competitors may develop products which have superior qualities or gain wider market acceptance than ours.

We are unlikely to be able to continue as a going concern in the event we are unable to obtain additional financing.

The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

We face the potential risk of product liability associated with food products.

We face the risk of liability in connection with the sale and consumption of milk products should the consumption of such products cause injury, illness or death. We currently maintain product liability insurance, which may be insufficient to cover potential claims or the level of insurance coverage needed may be unavailable at a reasonable cost. A partially or completely uninsured successful claim against us would drive up our costs to defend such claim or pay damages and could cause reputational damage which would hurt our revenues. Either of these results would in turn reduce our profitability.

Adverse medical research relating to milk and demand for milk could decrease the demand for our products.

Periodically, medical and other studies are released and announcements by medical and other groups are made which raise concerns over the healthfulness of cow’s milk in the human diet. A study may be published or an announcement made concerning the healthfulness of cow’s milk which may result in a decrease in demand for dairy products.

Many of our corporate actions may be controlled by our officers, directors and principal stockholders; these actions may benefit these principal stockholders more than our other stockholders.

As of October 3, 2008, our directors, executive officers and principal stockholders beneficially own, directly or indirectly, in the aggregate, on a fully diluted basis, approximately 89,20% of our outstanding Common Stock. In particular, as of the filing date, these stockholders will have significant influence over our business affairs, with the ability to control matters requiring approval by our security holders, including elections of directors and approvals of mergers or other business combinations. Also, certain corporate actions directed by our officers may not necessarily correlate to the proportional benefits of other stockholders of our company.

We depend upon common carriers to ship our products to our customers; Our shipping costs and the dependability of our carriers are therefore beyond our control.

We use common carriers to distribute our products. Any disruption in our distribution system or increase in its costs is therefore beyond our control and could have a material adverse impact on our business.

Possible increase in energy costs makes our operating costs difficult to predict; A steep cost increase could cause our profits to diminish significantly.

Significant increases in gas and energy prices could adversely affect our operating costs, which would in turn diminish our profit margin.

Industry-Wide factors relevant to the Company

While retail milk sales have been flat to slightly declining over the past five years, there have been growth niches within this industry. For instance, organic milk sales increased 77% from 1999 to 2004, and single serve flavored milk consumption doubled from 1997 to 2003, while flavored milk sales grew 10.2% in 2004. Furthermore, reduced fat flavored milk sales increased 29% from 2002 to 2006. Our efforts in 2007 and 2008 have focused on market segments that have exhibited this continued growth.These efforts are consistent with our overall business strategy of exploiting market trends with the quick development of new and innovative products.

We may not realize anticipated benefits from our multi-year initiatives.

We have several multi-year initiatives underway, which we believe are necessary in order to position our business for future success and growth. These initiatives include the following: centralizing certain of our functions, including our finance and analytical systems; and optimizing our manufacturing and distribution capabilities. Over the next several years, these initiatives will require investments in people, systems, tools and facilities. Our future success and earnings growth depends in part on our ability to reduce costs, improve efficiencies and better serve our customers. If we are unable to successfully implement these initiatives, or fail to implement them as timely as we anticipate, we could become cost disadvantaged in the market place, lose customers, and experience declines in market share.

The loss of one of our largest distributors could negatively impact our sales and profits.

We depend on a few distributors and sub-distributors to whom we sell our product. At present, we believe that we have maintained good business relationships with each of these distributors and sub-distributors. However, no assurance can be made that such relationships will continue in the future. The loss of any one of these distributors could negatively impact our sales volumes and our overall profit.

We may experience liabilities or negative effects on our reputation as a result of product recalls, product injuries or other legal claims.

We sell products for human consumption, which involves a number of legal risks. Product contamination, spoilage or other adulteration, product misbranding or product tampering could require us to recall products. We also may be subject to liability if our products or operations violate applicable laws or regulations or in the event our products cause injury, illness or death. In addition, we advertise our products and could be the target of claims relating to false or deceptive advertising under U.S. federal and state laws, including consumer protection statutes of some states. A significant product liability or other legal judgment against us or a widespread product recall may negatively impact our profitability. Even if a product liability or consumer fraud claim is unsuccessful or is not merited, the negative publicity surrounding such assertions regarding our products or processes could adversely affect our reputation and brand image.

Risks Related to our Securities and the Offering

Our Executive Officers and Directors Will Continue To Hold A Substantial Portion Of Our Stock After the Offering, Which Means That They May Have Significant Voting Control.

Our executive officers and directors collectively will control approximately 51.61% of our outstanding common stock on a fully diluted basis after the offering (assuming all notes are converted, all warrants are exercised and we sell the full 2,000,000 shares offered by this prospectus) and, therefore they may be able to significantly influence the vote on matters requiring stockholder approval, including the election of directors. This control means that purchasers of our securities being sold in the offering may not be able to effectively influence the manner in which we are governed.

Our Stock Price May Be Volatile Because Of Factors Beyond Our Control. As A Result, The Value Of Your Shares May Decrease Significantly.

Our securities have not previously been publicly traded. The Company valued its offering price in accordance with our last private placement which had a debenture conversion price of $0.26 per share and a warrant exercise price of $0.31 per share. Following the offering, the market price of our securities may decline substantially. In addition, the market price of our securities may fluctuate significantly in response to a number of factors, many of which are beyond our control, including, but not limited to, the following:

•

our ability to obtain securities analyst coverage;

•

changes in securities analysts’ recommendations or estimates of our financial performance;

•

changes in market valuations of companies similar to us; and announcements by us or our competitors of significant contracts, new offerings, acquisitions, commercial relationships, joint ventures or capital commitments; and

•

The failure to meet analysts’ expectations regarding financial performances.

Furthermore, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. A securities class action lawsuit against us, regardless of its merit, could result in substantial costs and divert the attention of our management from other business concerns, which in turn could harm our business.

Sales Of Shares By The Selling Shareholders May Impair Our Ability To Sell Shares We Are Offering.

We have registered up to 10,505,211 shares of our common stock, including shares issuable upon the conversion or exercise of certain debentures and warrants for resale by selling shareholders. The sale of these shares or just the ability to sell the shares may negatively affect our ability to sell the 2,000,000 shares that we have registered to sell for our benefit. This is particularly true because we are offering the shares at a fixed price between $0.31 and $0.50 per share, and the selling shareholders may sell their shares at a price below the fixed price at which we offer the 2,000,000 shares, which could cause the price of our common stock to fall making it more difficult for us to sell at the fixed price.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

Information both included and incorporated by reference in this prospectus may contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act of 1934, as amended. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward- looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. This prospectus also contains forward-looking statements regarding our industry and business. These forward-looking statements are based on assumptions that may be incorrect, our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors, including the risk factors described above and elsewhere in this prospectus. We undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

TAX CONSIDERATIONS

We are not providing any tax advice as to the acquisition, holding or disposition of the securities offered herein. In making an investment decision, investors are strongly encouraged to consult their own tax advisor to determine the U.S. federal, state and any applicable foreign tax consequences relating to their investment in our securities.

USE OF PROCEEDS

We will not receive proceeds from the resale of shares of common stock by the selling shareholders. We may receive proceeds from the exercise of the warrants if and to the extent that any of the warrants are exercised by the selling shareholders. We are offering the 2,000,000, shares of common stock on a best efforts basis at a fixed price between $0.31 and $0.50 per share, and accordingly we would receive gross proceeds of up to $620,000, assuming sales at $0.31 per share, or up to $1,000,000, assuming sales at $0.50 per share, in the event that we sell these shares. We intend to use the net proceeds received from the sale of the 2,000,000 shares of common stock pursuant to the best efforts offering for the expansion of our business and general working capital. The remaining funds will be used for working capital. There can be no assurance that we will sell any of such shares and accordingly may receive no proceeds from the offering.

DETERMINATION OF OFFERING PRICE

The shares offered by the selling shareholders will be sold at $0.26 per share until our shares of common stock are quoted on the OTC Bulletin Board and thereafter at prevailing market prices or privately negotiated prices. The valuation of the initial offering price is based on the conversion price of the convertible notes issued in our last private placement. The Company has determined that the initial offering price will be $0.26 per share and that this is a fair price since that was the conversion price of the convertible notes issued. The determination of the offering price for common stock being sold pursuant to the best efforts offering is based on the Company’s best estimate of the value of its common stock.

DILUTION

As of October 3, 2008, we had 17,455,916 shares of our common stock issued and outstanding. This number does not include the shares that have been issued to the selling shareholder. The offering by the selling shareholder will not have a dilutive effect on our common stock.

SHARES ELIGIBLE FOR RESALE

As of October 3, 2008, there were approximately 17,455,916 shares of our common stock outstanding.

Shares Covered by this Prospectus

All of the 10,505,211 shares being registered in this offering may be sold without restriction under the Securities Act.

Rule 144

The SEC recently adopted amendments to Rule 144 which became effective on February 15, 2008 and apply to securities acquired both before and after that date.  Under these amendments, a person who has beneficially owned restricted shares of our common stock for at least six months would be entitled to sell their securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale, (ii) we are subject to the Exchange Act reporting requirements for at least 90 days before the sale and (iii) if the sale occurs prior to satisfaction of a one-year holding period, we provide current information at the time of sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•

1% of the total number of securities of the same class then outstanding, which will equal approximately 174,599 shares immediately after this offering; or

•

the average weekly trading volume of such securities during the four calendar weeks preceding the filing of a notice on Form 144 with respect to such sale.

provided, in each case, that we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale.

However, since we anticipate that our shares will be quoted on the Over-the-Counter Bulletin Board, which is not an “automated quotation system,” our stockholders will not be able to rely on the market-based volume limitation described in the second bullet above.  If, in the future, our securities are listed on an exchange or quoted on NASDAQ, then our stockholders would be able to rely on the market-based volume limitation.  Unless and until our stock is so listed or quoted, our stockholders can only rely on the percentage based volume limitation described in the first bullet above.

Such sales by affiliates must also comply with the manner of sale, current public information and notice provisions of Rule 144.  The selling stockholders will not be governed by the foregoing restrictions when selling their shares pursuant to this prospectus.

SELLING SECURITY-HOLDERS

The table below sets forth certain information regarding the beneficial ownership of the common stock by the selling shareholders and as adjusted to give effect to the sale of the shares offered in this prospectus. The holders listed below all acquired or were granted the shares and warrants in the ordinary course of business. They were issued either as part of our financings or for services provided to the company either financially or scientifically.

Name and Address	Shares Owned	Shares Issuable Upon the Conversion of Denbentures (A)	Shares Issuable Upon the Exercise of Warrants (B)	Shares to be Sold in this Offering	Ownership after Offering
					Number of Shares	Percent of Class

David Gorman 149-6 King St. Chappaqua, NY 10514	81,866	57,692	24,194	81,886	—	—

Suzzane Gorman 149-6 King St. Chappaqua, NY 10514	141,935	100,000	41,935	141,935	—	—

William Gula (1) c/o Presto Food & Beverage, Inc. 410 Park Avenue New York, NY 10022	1,692,308	1,192,308	500,000	1,692,308	—	—

Dave Passerman 3056 Ridge Rd. Pencasie, PA 18944	283,871	200,000	83,871	283,871	—	—

Amit Yoran 955 Evonshire Lane Great Falls, VA 22066	545,906	384,615	161,290	545,906	—	—

Byron Yancy 428 E Waterside Dr. Seneca, SC 29672	54,591	38,462	16,129	54,591	—	—

Lori Roth 8 Beaver Ridge Rd. Morris Plains, NJ 07950	109,181	76,923	32,258	109,181	—	—

Ray Gintowt 52 Green Street Souderton, PA 18964	70,968	50,000	20,968	70,968	—	—

Brian Gintowt 710 Minsi Trail Perkasie, PA 18944	70,968	50,000	20,968	70,968	—	—

Nell Family Trust DTD 4/2/1998 (2) 9100 Wilshire Blvd. 1000W Beverly Hills, CA 90212	141,935	100,000	41,935	141,935	—	—

Name and Address	Shares Owned	Shares Issuable Upon the Conversion of Denbentures (A)	Shares Issuable Upon the Exercise of Warrants (B)	Shares to be Sold in this Offering	Ownership after Offering
					Number of Shares	Percent of Class
Kenneth Ginsburg 7015 Ayrshire Boca Raton FL 33496	1,091,811	769,231	322,581	1,091,811	—	—

DRG Investments, LLC (3) 4301 Tonnelle Avenue North Bergen, NJ 07047	1,653,219	961,538	403,226	1,364,764	288,455	1.68%

Vincent Moreno 1 McConkey Dr. Washington Crossing, PA 18977	425,806	300,000	125,806	425,806	—	—

Nat Milner 44 West 91st Street Apt 2 NY, NY 10024	141,935	100,000	41,935	141,935	—	—

Carl Milner 161 W. 61st #35C NY,NY 10023	141,935	100,000	41,935	141,935	—	—

Vincent and Linda Chisari 716 John Street Secacus, NJ 07094	141,935	100,000	41,935	141,935	—	—

Robert and Donna Cardillo 7 David Drive Old Bridge, NJ 08857	141,935	100,000	41,935	141,935	—	—

Rainbow Investments Company (4) 710 Buffalo Street, Suite 800 Corpus Cristi, TX 78401	545,906	384,615	161,290	545,906	—	—

Sal Barravecchia 110 Kingsley Ave. Staten Island, NY 10314	141,935	100,000	41,935	141,935	—	—

Carmine Denoia 124 Quarter Ridge Rd Manhasset, NY 11030	141,935	100,000	41,935	141,935	—	—

John Costas 53 Lower Cross Rd Greenwich, CT 06831	818,859	576,923	241,935	818,859	—	—

Jerald Froehner 6805 Renita LN Bethesda MD 10817	70,968	50,000	20,968	70,968	—	—

———————

(1)

Mr. Gula is a Director of the Company.

(2)

Mr. Peri Vincent is the trustee of the Nell Family Trust DTD 4/2/1998 and as such has the voting and dispositive power over the shares beneficially owned by that entity.

(3)

Mr. David Greenberg has voting and dispositive power over the shares beneficially owned by DRG Investments, LLC.

(4)

Duane Herbst and Ronnie Liedeker have the voting and dispositive power over the shares beneficially owned by this entity.

In recognition of the fact that the selling shareholders may wish to be legally permitted to sell their shares of common stock when they deem appropriate, we agreed with the selling shareholders to file with the SEC, under the Securities Act, a registration statement on Form S-1, of which this prospectus is a part, with respect to the resale of the shares of common stock, and have agreed to prepare and file such amendments and supplements to the registration statement as may be necessary to keep the registration statement in effect until the shares of common stock are no longer required to be registered for the sale thereof by the selling shareholders. In accordance with the Securities Act, certain of the selling shareholders may not use the shares of our common stock sold under this registration statement to cover short positions taken since this registration statement was filed.

PLAN OF DISTRIBUTION

We anticipate having our shares of common stock registered on the OTC Bulletin Board some time in the near future. We anticipate that once the shares are trading on the OTC Bulletin Board or any other market the selling shareholders will sell their shares directly into any such market. Selling shareholders will initially offer their shares at $0.26 per share until such time as the common stock is quoted on the OTC Bulletin Board, at which time, prices the selling shareholders will receive will be determined by prevailing market prices on the OTC Bulletin Board or selling shareholders may also sell in private transactions at negotiated prices. We cannot predict the price at which shares may be sold or whether the common stock will ever trade on any market. The shares may be sold by the selling shareholders, as the case may be, from time to time, in one or more transactions. We do not intend to enter into any arrangements with any securities dealers concerning solicitation of offers to purchase the shares.

Our shares of common stock offered hereby by the selling shareholders may be sold from time to time by such selling shareholders, or by pledgees, donees, transferees and other successors in interest thereto. These pledgees, donees, transferees and other successors in interest will be deemed “selling shareholders” for the purposes of this prospectus. Our shares of common stock may be sold:

–

on one or more exchanges or in the over-the-counter market (including the OTC Bulletin Board); or

–

in privately negotiated transactions.

Our shares of common stock may be sold to or through brokers or dealers, who may act as agent or principal, or in direct transactions between the selling shareholders and purchasers. In addition, the selling security holder may, from time to time, sell the common stock short, and in these instances, this prospectus may be delivered in connection with the short sale and the shares of common stock offered hereby may be used to cover the short sale.

Transactions involving brokers or dealers may include, without limitation, the following:

–

ordinary brokerage transactions,

–

transactions in which the broker or dealer solicits purchasers,

–

block trades in which the broker or dealer will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction; and

–

purchases by a broker or dealer as a principal and resale by such broker or dealer for its own account.

In effecting sales, brokers and dealers engaged by the selling shareholders or the purchasers of the shares of common stock may arrange for other brokers or dealers to participate. These brokers or dealers may receive discounts, concessions or commissions from the selling shareholders and/or the purchasers of the shares of common stock for whom the broker or dealer may act as agent or to whom they may sell as principal, or both (which compensation as to a particular broker or dealer may be in excess of customary commissions). Commissions and discounts paid in connection with the sale of the shares by the selling shareholders will be determined through negotiations between them and the broker-dealers through or to which the securities are to be sold and may vary, depending on the broker-dealers fee schedule, the size of the transaction and other factors. The separate costs of the selling shareholders will be borne by them. The selling shareholders will, and any broker-dealer or agent that participates with the selling shareholders in the sale of the shares by them may, be deemed an “underwriter” within the meaning of the Securities Act, and any commissions or discounts received by them and any profits on the resale of shares purchased by them may be deemed to be underwriting commissions under the Securities Act.

To our knowledge, there are currently no plans, arrangements or understandings between any selling shareholders and any underwriter, broker dealer or agent regarding the sale of the notes and the underlying common stock by selling shareholders. Selling shareholders may not sell any or all of the notes and underlying common stock offered by them pursuant to this prospectus. In addition, we cannot assure you that any such selling shareholders will not transfer, devise or gift the notes and the underlying common stock by other means not described in this prospectus. There is no underwriter or coordinating broker acting in connection with the proposed sale of the resale shares by the selling shareholders.

We are bearing all of the costs relating to the registration of the shares of common stock other than certain fees and expenses, if any, of counsel or other advisors to the selling shareholders. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling shareholders, the purchasers participating in the transaction, or both.

Any shares covered by this prospectus that qualify for sale pursuant to Rule 144 under the Securities Act of 1933, as amended, may be sold under Rule 144 rather than pursuant to this prospectus. None of our selling shareholders has agreed not to sell more than a certain number of shares during any single period of time, whether or not based upon the occurrence of any term or fulfillment of any condition.

The selling shareholders must comply with the requirements of the Securities Act of 1933 and the Securities Exchange Act of 1934 in the offer and sale of the common stock. In particular, during such times as the selling shareholders may be deemed to be engaged in distribution of common stock, and therefore be considered to be an underwriter, they must comply with applicable law and may, among other things:

1 - Not engage in any stabilization activities in connection with our common stock;

2 - Furnish each broker or dealer through which common stock may be offered, such copies of this prospectus, as amended from time to time, as may be required by such broker or dealer; and

3 - Not bid or purchase any of our securities or attempt to induce any person to purchase any of our securities other than as permitted under the Securities Exchange Act of 1933.

This Prospectus also relates to the sale of up to 2,000,000 shares of our common stock that are being offered for cash directly for our account.

We intend to sell our common stock during the 90-day period following the date of this Prospectus at a fixed price between $0.31 and $0.50 per share. There is no minimum number of shares that must be sold by us during the 90-day selling period, and the proceeds may be placed in escrow, trust or any similar account.

We are relying upon Rule 3a4-1 of the Securities Act of 1933, as amended, to not deem such persons associated with us as brokers. None of such persons are registered broker-dealers or affiliates of broker-dealers, and in the event and to the extent that members of our management sell shares, no commissions or other remuneration based either directly or indirectly on transaction in securities will be paid to such persons. In addition, such persons conduct their selling activity in accordance with paragraph (a)(4)(ii) of Rule 3a4-1, in that each person primarily performs substantial duties for the issuer other than in connection with transactions in securities, each person is not a broker or dealer or affiliated with a broker or dealer in the last twelve months and each person does not participate in selling an offering of securities more than once every twelve months other than as permitted under Rule 3a4-1.

DESCRIPTION OF SECURITIES

General

Our total authorized capital stock consists of 30,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. The following descriptions contain all material terms and features of our securities.

Common Stock

The holders of common stock are entitled to one vote for each share held of record on all matters submitted to a vote of stockholders. Holders of common stock are entitled to share ratably in dividends, subject to the rights of the holders of preferred stock, as may be declared by our Board of Directors out of funds legally available therefore. In the event we are liquidated, dissolved or wound up, holders of the common stock shall be entitled to share ratably in all assets remaining, if any, after payment of liabilities, subject to the rights of the holders of preferred stock. Holders of common stock have no preemptive rights and have no rights to convert their shares of common stock into any other securities.

We are authorized to issue up to 30,000,000 shares of common stock, $.001 par value per share. As of September 26, 2008, there are 17,455,916 common shares outstanding excluding an aggregate of 8,505,211 shares of common stock which may be issued upon the exercise or conversion of warrants and convertible notes, respectively.

Preferred Stock

We are authorized to issue up to 5,000,000 shares of “blank check” preferred stock, $0.001 par value per share, none of which is presently issued or outstanding. Our Board of Directors is authorized to issue such shares of preferred stock with designations, rights and preferences determined from time to time by our Board of Directors. Accordingly, our Board of Directors is empowered, without stockholder approval, to issue shares of preferred stock with dividend, liquidation, conversion, or other rights that could adversely affect the rights of the holders of our common stock.

Convertible Promissory Notes

As of the date of this Prospectus, there were outstanding convertible promissory notes in the aggregate principal face amount of $1,558,000. These notes convert into approximately 5,992,308 shares of our common stock. The convertible promissory notes were issued by us in connection with our private placement conducted between June 2007 and February 2008. The convertible promissory notes bear interest at twelve percent (12%) per annum and mature two (2) years from the date of issuance. The holders of the convertible promissory notes may convert the principal and interest due under the notes at any time, or may instead be repaid in full. The conversion price of the convertible promissory notes is $0.26 per share. Further, we entered into a Registration Rights Agreement with the investors in this offering whereby we granted such investors certain registration rights and are thereby required to file a registration statement covering the shares of common stock underlying the convertible promissory notes on or before March 31, 2008. The Registration Rights Agreement was subsequently extended giving us until to May 30, 2008 within which to file the registration statement. Thereafter, we requested, and were granted another extension of time within which to file the registration statement.

Holders of convertible promissory notes are not entitled, by virtue of being such a holder, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as our stockholders. In order to receive shares of our common stock a holder of a convertible promissory note must surrender the note. Upon receipt of duly executed convertible promissory notes, we shall issue and cause to be delivered to holders, certificates representing the number of shares of our common stock.

Common Stock Purchase Warrants

As of the date of this Prospectus, there were outstanding warrants to purchase approximately 3,012,903 shares of our common stock. The outstanding warrants have an exercise price of $0.31 per share and expire three years from the date of issuance. Warrants have been issued over the years to investors, placement agents as well as to vendors for services rendered including legal. Holders of warrants are not entitled, by virtue of being such a holder, to receive dividends or to vote at or receive notice of any meeting of stockholders or to exercise any other rights whatsoever as our stockholders. In order to receive shares of our common stock a holder of a warrant must surrender the warrant, accompanied by payment of the aggregate exercise price of the warrants to be exercised, which payment may be made, at the holder’s election, in cash or by delivery of a cashier’s or certified check or any combination of the foregoing or by the surrender of shares of common stock underlying the warrant. Upon receipt of duly executed warrants and payment of the exercise price, we shall issue and cause to be delivered to holders, certificates representing the number of shares of our common stock so purchased.

Line of Credit Note

On July 30, 2008, we entered into a Loan Agreement with DGR Investments, LLC (“DGR”) wherein DGR agreed to provide us with a line of credit in the aggregate maximum amount of $750,000.  Pursuant to the terms of the Loan Agreement, we issued in favor of DGR a Revolving Line of Credit Note in the amount of $250,000 (the “Note”).  Interest on the Note is equal to the variable rate of interest designated from time to time by the Bank of America, N.A. plus 4%.

In consideration for the Loan Agreement, the Company issued in favor of DGR 288,455 shares of the Company’s common stock.  Further, the Company granted DGR a security interest in certain assets of the Company, as set forth in the Loan Agreement.  As additional security for the loan granted to the Company, Mr. Fernando Leonzo and Dr. Jose Mario Ortega, the Company’s CEO and COO, respectively, also provided personal guarantees in favor of DGR.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

There is presently no public market for our common stock. We have applied to have our shares of common stock registered on the OTC Bulletin Board. However, we can provide no assurance that our shares will be traded on the OTCBB or, if traded, that a public market will materialize.

INTERESTS OF NAMED EXPERTS AND COUNSEL

No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis, or had, or is to receive, in connection with the offering, a substantial interest, direct or indirect, in the registrant. Nor was any such person connected with the registrant as a promoter, managing or principal underwriter, voting trustee, director, officer, or employee.

LEGAL REPRESENTATION

The validity of the issuance of the common stock offered hereby will be passed upon for us by Gersten Savage LLP, at 600 Lexington Avenue, New York, New York 10022.

EXPERTS

The financial statements included in this prospectus and the registration statement have been audited by Bartolomei Pucciarelli, LLC to the extent and for the periods set forth in their report appearing elsewhere in this document and in the registration statement filed with the SEC, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

TRANSFER AGENT

The Company is in the process of retaining a transfer agent and should have one in the near future.

DESCRIPTION OF BUSINESS

General

We were incorporated in the state of New York in July 2001 under the name Presto Food & Beverage Company and are engaged in brand development, sales, merchandising, brand licensing and brand management of beverage and food products. Through one if our divisions, SolMaya (“SolMaya”), we manufacture, market and distribute a variety of authentic Latin American flavored dairy drinks.  We have spent the last six years in Latin America researching and developing a unique flavoring process for our products and have, in the process, recreated the most popular flavors for lactose-based beverages, which can retain their authentic taste through the special processing. SolMaya introduced its first product, Horchata “Sabor de Morro” (“Horchata”) in September 2004. Horchata is milk-based with flavorings of rice, milk, cinnamon, vanilla, and the exotic natural morro flavor, which is targeted at the Central American market. Prior to introduction, it was tested with five focus groups consisting of Hispanics in the DC Metropolitan area to verify taste and texture.

The second product was another version of Horchata, which is designed for the tastes of the larger Mexican market. This product differs from the Central American Horchata in that it has a lighter taste and made with more rice and cinnamon flavors.

The next addition to the product line was for the South American population, Avenas con canela (an oatmeal based drink popular among the South American segment population), Morir Soñando (a milk and juice based drink with vanilla that is popular with Dominican and Caribbean segments of the population), and other beverages that will appeal to a crossover market.

Each product is formulated for a particular segment of the Hispanic market. For planning purposes the company sells cases in both 12oz cans and 9.5oz glass bottles (for single serve market) and will add 16oz cans for some flavors and Tetra Pak for home consumption market .

Production

The entire product line of SolMaya brands is contract manufactured in the United States. Only one flavor is imported from Racor S.A. in El Salvador. Target Flavors in Connecticut manufactures the other flavors.

SolMaya Brand’s product lines are dairy- based beverages with flavors, sugar and some grains. These ingredients are mixed, sealed in cans and bottles and then undergo a sterilization process called retort. This process renders the drink shelf-stable, and not requiring refrigeration. Dairy Farmers of America assisted Presto with R&D, but Presto’s co-packing process for all products is at Berner Foods in Illinois, and by the end of the year it will also be at O-AT-KA Milk Products Co-op, Inc. in New York. We believe that having two facilities will decrease lead times and allow for continuous production.

Under contractual agreement, the co-packer (Berner) manufactures the products and supplies milk, bottles, sugar, emulsifiers and stabilizers. SolMaya provides the flavors, cans and sleeves. The finished product is shipped directly to seven master distributor hubs.

Sales and Marketing Strategy

Widespread use of “in-store demos,” in which the Company gives samples to store customers, have initiated sales in new markets. The net result is brand recognition over a six month time frame. The Company will continue to present at food expos, and use focus groups to help market the best products.

According to MilkDelivers.org about $142 million a year is spent marketing milk in the US, or 0.005% of total revenue. On average, across all industries businesses spend about 3% of revenue on advertising. However, due to the Company’s rapid growth, its marketing will remain above 3% for the foreseeable future.

TADIN
SPECIAL
Case of water
Caja de Agua
$7.99
Mazola
Red Bull
D.C.United
del MUNICIPAL
SolMaya

The milk industry spent just two cents per gallon on advertising in 2002, while soft drinks spent four cents a gallon and sports drinks spent 17 cents a gallon. These ratios are not expected to be significantly different today. Bottled water was the only competitive beverage to spend less on advertising than milk - just 1 cent per gallon, according to MilkDelivers.org.1

A dairy industry study shows that milk consumption increases among children when it is offered to them in plastic bottles as opposed to old-fashioned cardboard cartons. There are two motivations at play here – the plastic bottles are easier for kids to open, and they make a marketing statement that kids find appealing.2 SolMaya has can and glass bottle options. In addition, the Company has found that its products have tremendous crossover appeal with different ethnic groups, particularly the Asian-American community. This is not surprising, as it was the Asians who first introduced the soy milk concept, and Asians own many of the medium-size grocers in the Hispanic communities. Retailers buy with more confidence knowing the extended shelf life.

Presto identified unfilled demand for Hispanic beverages, and has formulated the authentic flavors to have an extended shelf life. SolMaya Brands goals were to (1) introduce the brand with “Sabor de Morro” Horchata, and to gauge and analyze the market response, (2) to confirm the acceptance of SolMaya products by the community and its retailers, (3) to evaluate SolMaya’s ground marketing campaign and “pull” marketing approach, and (4) to then formulate a comprehensive strategy for capturing the non-Hispanic market, and grow to serve all ethnicities in America.

The introduction of the product line has been done through grassroots efforts dealing directly with individual stores and food outlets, and by implementing a “pull-through” strategy of conducting demonstrations at various stores and giving out samples. There was strong demand, which garnered attention from some of the larger distributors of well known brands to chain retailers and individual stores.

The Company’s success will not only depend on the product flavors, blends and tastes, but also the quality of ingredients, the Company’s ability to control the costs of ingredients and the cost of manufacturing, and deliver a consistent product.

Presto initially absorbed a relatively high cost of introduction getting the first product onto store shelves and sold, but the Company demonstrated SolMaya’s appeal. Having established that there is substantial demand for SolMaya products, and that there are large distributors beginning to sell it, SolMaya will introduce the product line to the national Hispanic population.

———————

1

http://www.milkdelivers.org/about/2002annualrpt_advertising.cfm

2

http://www.supermarketguru.com/page.cfm/12258?CurrentPage=2&archive=1&currentdate=2006-04-25

In 2008, the Company plans to double its number of accounts with the addition of distributors in Illinois, Georgia, Texas and California. SolMaya seeks to become the #1 brand of flavored diary products that are (1) ready-to-drink, (2) shelf stable, and (3) have an extended shelf life. SolMaya plans to achieve this goal by:

1.

Designing beverages with authentic traditional flavors and textures targeted to various regional segments of the Hispanic market. The first two products introduced by the Company are targeted toward the Central American and the Mexican markets. Marketing beverages in a ready to drink mode. Many of the milk based Hispanic beverages are sold as flavored powders, which are mixed with milk or water to prepare a drink. This has been the most common mode for these types of beverages. However, in the U. S. there has long been a trend toward completely prepared foods and ready to drink beverages; this is particularly true of younger consumers, and the Hispanic population is younger than the general population.

2.

Marketing beverages that require no refrigeration. This allows SolMaya to be stocked anywhere in a store, rather than needing to be in the refrigerated section.

3.

Marketing beverages which have extended shelf life. This greatly increases the retailer’s flexibility and virtually eliminates the risk of spoilage, making it easier for the retailer to take on the product.

4.

Setting retail price points at levels which are competitive with other dairy flavored drinks such as Nestlé’s Nesquik and Hershey’s Chocolate Milk.

5.

Selling through regional distributors who already sell products to the Hispanic market. A few regional distributors have been selected and who already have established large number of strategically located POS (Points of Sales). These distributors have distribution channels in the New York City metropolitan, Washington, D. C. metropolitan, Los Angeles metropolitan areas and the South Florida markets.

6.

Support product introduction at significant retail outlets with temporary in-store personnel displaying the SolMaya products and offering “tastings.”

7.

Establishing a consistent “look” for the SolMaya Brands. This has been developed with the help of advisors with exceptional talent in advertising and public relations. Packaging has also been tested with several focus groups. This look will be carried consistently, not only on the product packaging, but also on point-of-sale promotional materials, in advertising, on vehicles and on t-shirts for in-store demonstration personnel.

Competition

The beverage industry is also highly competitive. Our primary competitors include Quaker, Alpina, Klass, Nestle, Rosa’s and Casa del Sol, as well as other companies that have created products similar to ours.

COMPLIANCE WITH GOVERNMENT REGULATION

Our business operations are subject to numerous environmental and other air pollution control laws, including the federal Clean Air Act, the federal Clean Water Act, and the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, as well as state and local statutes. These laws and regulations cover the discharge of pollutants, wastewater, and hazardous materials into the environment. In addition, various laws and regulations addressing climate change are being considered or implemented at the federal and state levels. New legislation, as well as current federal and other state regulatory initiatives relating to these environmental matters, could require us to replace equipment, install additional pollution controls, purchase various emission allowances or curtail operations. These costs could adversely affect our results.

EMPLOYEES

As of the date of this Prospectus, we had a workforce of 13, 7 full-time employees, including 3 executive officers and 3 part-time employees.  None of our employees are represented by a collective bargaining agreement, nor have we experienced work stoppages.

RESEARCH AND DEVELOPMENT EXPENDITURES

We have incurred $1,000,000 on research and development expenditures since our incorporation.

SUBSIDIARIES

None.

PATENTS AND TRADEMARKS

On April 22, 2008, the Company registered and obtained a trademark over the name “Solmaya.” Under its terms, the registration shall remain in force for a period of ten (10) years from the time it was obtained, provided that the Company submits to the United States Patent and Trademark Office a Declaration of Continued Use or Excusable Non-Use between the fifth and sixth years after registration date.

DISTRIBUTORS

Below is a list of distributors and sub-distributors to which the Company provides its product:

Distributors:

1.

Rio Grande Imports

1199 Sunrise Highway

Suite 2 and 3, Copaigue, NY, 11726

2.

SKI Beer Distributors

169 Gardner Ave,

Brooklyn, NY, 11237

3.

Savannah Distributing

2003 South Bibb Drive

Tucker, GA, 30084

4.

BK Miller

4501 Auth Place

Suitland, MD, 20746

5.

Global Garlic

1407 North West 22 St

Suite B, Miami, FL, 33027

6.

EMD Sales

3335 75th Ave

Landover, MD, 20785

7.

Prescent Marz Beverage Co

156 E 15th Street

Patterson, NJ, 07524

Sub-Distributors

1.

Family Foods

307 Bergen Ave

Kearny, NJ, 07032

2.

Central America Distributors

206 North Market St

Seaford, Delaware, 19973

3.

Winston Salem Distributors

1560-A Indiana Ave

Winston Salem, NC, 27106

4.

Rio Grande Imports

1199 Sunrise Highway

Suite 2 and 3, Copaigue, NY, 11726

5.

Food Stock Int .Distributors

3800-02 West St.

Landover, MD, 20785

6.

La Centro Americana Corp

1460 North Clinton Ave

Bayshore, NY

7.

CM Wholesale

8732 Clayraod

Houston, TX, 77080

8.

El Sol Distributors

10019 Jefferson Davis Highway

Chester, VA, 23237

9.

La Paz Distributors

51 Rath Brown St

Providence, Rhode Island, 02908

DESCRIPTION OF PROPERTY

We lease approximately 1,600 square feet of office space at our 1407 Broadway address, under a lease terminating in July 2008. Our monthly lease payment is $2,798.37. The Company also rents an 850 square feet property property in Bethesda, MD for $850 a month. Management believes our existing facilities are adequate to meet our requirements through the year 2008.

LEGAL PROCEEDINGS

We may be involved in litigation, negotiation and settlement matters that may occur in our day-to-day operations.

We are not a party to any legal proceedings, nor are we aware of any contemplated or pending legal proceedings against us.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENTS

This Prospectus contains “forward-looking statements” and information relating to our business that are based on our beliefs as well as assumptions made by us or based upon information currently available to us. When used in this Prospectus, the words anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” “project,” “should” and similar expressions are intended to identify forward-looking statements. These forward-looking statements include, but are not limited to, statements relating to our performance in “Business” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” These statements reflect our current views and assumptions with respect to future events and are subject to risks and uncertainties. Actual and future results and trends could differ materially from those set forth in such statements due to various factors. Such factors include, among others: general economic and business conditions; industry capacity; industry trends; competition; changes in business strategy or development plans; project performance; availability, terms, and deployment of capital; and availability of qualified personnel. These forward-looking statements speak only as of the date of this Prospectus. Subject at all times to relevant securities law disclosure requirements, we expressly disclaim any obligation or undertaking to disseminate any update or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any changes in events, conditions or circumstances on which any such statement is based. In addition, we cannot assess the impact of each factor on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PLAN OF OPERATION

General

The following analysis should be read in conjunction with the audited financial statements of the Company and related notes for the fiscal years ended December 31, 2007 and 2006, and the unaudited financial statements of the Company and related notes for the six months ended June 30, 2008 and 2007. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. In this prospectus and in related comments by management, our use of the words "believe," "expect," "anticipate," "estimate," "forecast," "objective," "plan," "goal," "project," "explore," "priorities/targets," and similar expressions is intended to identify forward-looking statements. While these statements represent our current judgment on what the future may hold, and we believe these judgments are reasonable, actual results may differ materially due to numerous important factors that are described in this report and other factors that may be described in subsequent reports which Presto may file with the SEC, including but not limited to:

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Changes in economic conditions, commodity prices, and costs associated with commodity transport and processing;

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Shortages of and price increases for fuel, manufacturing capacity, labor strikes or work stoppages, market acceptance of the Company's new products;

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Significant changes in the competitive environment;

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Changes in laws, regulations, and tax rates; and

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Management's ability to achieve reductions in cost and employment levels, to realize production efficiencies and to implement capital expenditures, at all of the levels and times planned by Management.

Our audited financial statements are stated in United States dollars and are prepared in accordance with United State’s GAAP.

Overview

Presto Food and Beverage, Inc. (“Presto” or the “Company”) is headquartered in New York, NY.   The Company seeks to become one of the premier food and beverage companies for the largest growing segment of the U.S. population, the Latino market by offering authentic flavors and convenience packaging.   Through its first registered and trademarked brand “SolMaya”, Presto engages in the development, manufacturing, marketing and distribution of a portfolio of beverage products in the U.S., Canada and Latin America.  Its products include Horchata “Sabor de Morro”, a milk- based beverage with rice, cinnamon, vanilla and natural morro flavor;  Mexican Horchata, a version of horchata designed for the Mexican market; Morir Soniando (orange jubilee), a milk and orange based drink; and Avena, an oatmeal shake with cinnamon and vanilla.   The Company sells its products through chains like Shoppers Food Warehouse and 7-Eleven and in restaurants and smaller supermarket chains.

Results of Operations For the Three and Six Months Ended June 30, 2008

For the three and six months ended June 30, 2008, the Company reported a net loss of $(704,200), or $(0.04) per share and a net loss of $(1,188,798) or $(0.07) per share respectively, compared to the comparable three and six months ended June 30, 2007 which show net losses of $(87,224) or $(0.01) per share, and $(237,181) or $(0.01) per share respectively. The increase in net loss between the six months ended  June 30, 2008 and 2007 was due to an increase in non cash stock-based compensation expense, salaries, and professional fees associated with the Company’s registration of common stock with the Securities Exchange Commission.

Revenue: Sales increased approximately 16% to $268,892 during the three months ended June 30, 2008, up from $231,412 during the corresponding three months ended June 30, 2007.  This increase is primarily attributable to increased sales and awareness of Presto’s flagship line SolMaya Brands, as well as expansion of the product line to an anticipated presence to over 2,000 retail locations. These markets include the expansion of our current presence in the New York City metropolitan region, where we are in over 700 retail locations (up from 300 last year), and this expansion alone almost doubled the total estimated retail locations to over eight states. As of October 2007, Presto had over 140 retail distributions in the Houston, TX region. In addition, Presto’s Miami and Georgia’s distributors are responsible for the circulation of SolMaya Brands into new states, such as Louisiana and Minnesota. The placement of Presto’s products with more retailers, including the Latin America market, has not only increased our sales volume, but also increased the branding presence of its trademarks. Unless U.S. manufacturing capacity is increased, the Company may experience limited production resources domestically.

Sales decreased approximately 46% to $309,536 during the six months ended June 30, 2008, down from $573,670 during the corresponding six months ended June 30, 2007.  The decrease in sales was due to a six month production stop while SolMaya changed sub-manufacturers.  During the fourth quarter of  2007, our major sub-manufacturer announced that they were going to manufacture exclusively for another company. As a result, we experienced a stop in production for the three month period ended December 31, 2007 and the three month period ended March 31, 2008 until a new sub-manufacturer could be contracted and fitted to produce Solmaya products.  Sales rebounded upon the commencement of production, which began in May 2008.  This brief stop in production time did not have any negative impact on demand for the product; as discussed above, sales increased 16% for the three months ended June 30, 2008 as compared to the corresponding three months ended June 30, 2007.

Presto plans to increase sales further during the remainder of 2008 and beyond by releasing three additional SolMaya drink flavors to the market (Mexican Horchata, Morir Soniando and Avena). Through June 30, 2008 the only SolMaya drink flavor being sold was the Sabor de Morro. Additionally, Presto plans to expand its sales force and the number of distributors of its product. These additions, in combination with the expanded flavor offerings are expected to increase Presto’s sales dramatically.

Gross Profit:  Gross profit percentage has improved by 12% in the six month period ended June 30, 2008.  This is the result of decreasing our cost of raw materials by 36%, the use of local liquid milk and changing co-manufacturers with the negotiation of lower prices.  In addition, the percentage of flavors used in the beverages decreased by 2%.

General and Administrative Expense: General and administrative expenses increased 449% in the six months ended June 30, 2008, up to $837,713 from $152,684 for the corresponding six months ended June 30, 2007.   The increase is primarily attributable to the adoption of SFAS 123(r) which requires stock based payments to be valued at fair market value on the grant date and recorded in the statement of operations.   Compensation expense in the form of stock options was approximately $281,679 for the six months ended June 30, 2008.  The Company did not grant stock options during the corresponding six months ended June 30, 2007.  The increase is also attributable to professional fees relating to the registration of the Company’s common stock with the Securities and Exchange Commission.  In addition, salaries, wages and sub contractor expenses increased by approximately $189,000 as a result of an increased workforce.  We expect these costs to decline by the end of the year as compared to sales, but administrative expenses will continue to increase as we expect to become a public company with the Securities and Exchange Commission and become subject to the SEC’s reporting requirements.   During 2007, the Company had a factoring agreement with a factoring corporation. The agreement was terminated in the third quarter of 2007. No factoring agents or agreements existed in 2008.

General and administrative expenses increased 881% in the three months ended June 30, 2008, up to $542,211 from $55,263 for the corresponding three months ended June 30, 2007 .   The increase is primarily attributable to the adoption of SFAS 123(r) which requires stock based payments to be valued at fair market value on the grant date and recorded in the statement of operations.   Compensation expense in the form of stock options was approximately $281,679 for the three months ended June 30, 2008.  The Company did not grant stock options during the corresponding three months ended June 30, 2007.  The increase is also attributable to professional fees relating to the registration of the Company’s common stock with the Securities and Exchange Commission.  In addition, salaries, wages and sub contractor expenses increased by approximately $82,000 as a result of an increased workforce.

Selling Expenses: Selling expenses increased 603% in the six months ended June 30, 2008 to $97,331 from $13,843 for the corresponding six months ended June 30, 2007. The increase was primarily attributable to an increase in sales and marketing personnel resulting in an expense increase of approximately $26,000, an increase in marketing and travel costs to meet with potential and current distributors resulting in an increase in expenses of approximately

$55,000.  The Company increased selling efforts in order to introduce three new flavors to the market and to mitigate any negative impact that may have resulted from the loss and subsequent change of our sub-manufacturer.

Selling expenses increased 780% in the three months ended June 30, 2008 to $56,740 from $6,445 for the corresponding three months ended June 30, 2007. The increase was primarily attributable to an increase in sales and marketing personnel resulting in an expense increase of approximately $20,000, an increase in marketing and travel costs to meet with potential and current distributors resulting in an increase in expenses of approximately  $30,000.  The Company increased selling efforts in order to introduce three new flavors to the market and to mitigate any negative impact that may have resulted from the loss and subsequent change of our sub-manufacturer.

Research and Development: Research and development expense decreased 66% to $5,676 from $16,504 for the respective six months ended June 30, 2008 and 2007. Research and development expense decreased to $0 from $3,500 for the respective three months ended June 30, 2008 and 2007.  The four products have been refined and revenue growth is not dependent on further Research & Development. However, the Company maintains a Research & Development budget in its projections. Loss of data or research personnel could adversely affect the progress of Research & Development.

Other Income and Expenses: Other income and expenses increased by approximately $(181,858) to $(331,795) for the six months ended June 30, 2008 as compared to $(149,937) for the corresponding six months ended June 30, 2007.  The increase is primarily attributable to the interest on convertible notes that were issued during July 2007 through June 2008.  The increase is also attributable to the interest expense from the debt discount that was recorded for the issuance of warrants in connection with the convertible note offering as well as the interest expense from the debt discount that was recorded for the beneficial conversion feature that was recorded in connection with the convertible note offering.  For the six months ended June 30, 2008, the Company has accrued $98,000 on the convertible notes and has recorded interest expense in the amount of  $224,811 on the accretion of the debt discount.

Other income and expenses increased by approximately $(112,478) to $(170,629) for the three months ended June 30, 2008 as compared to $(58,151) for the corresponding three months ended June 30, 2007.  The increase is primarily attributable to the interest on convertible notes that were issued during July 2007 through June 2008.  The increase is also attributable to the interest expense from the debt discount that was recorded for the issuance of warrants in connection with the convertible note offering as well as the interest expense from the debt discount that was recorded for the beneficial conversion feature that was recorded in connection with the convertible note offering.  For the three months ended June 30, 2008, the Company has accrued approximately $40,000 on the convertible notes and has recorded interest expense in the amount of  $108,400 on the accretion of the debt discount.

The Company had no factoring expense for the six or three month periods ended June 30, 2008. The factoring expense for the similar six and three month periods ended June 30, 2007 was $89,439 and $20,988, respectively.

Provision for Income Taxes: Deferred income taxes are determined based on the tax effect of items subject to differences in book and taxable income. The Company had no income tax provision for the years ended December 31, 2007 and 2006. There is approximately $2,573,996 of net operating loss carry-forward, which expires beginning in 2022. See Note 6 of the 2007 and 2006 financial statements for tables and a reconciliation of the provision for income taxes to the statutory federal rate (34%) for continuing operations.

Going Concern: As shown in the accompanying financial statements, the Company incurred a net loss of $(1,188,798) during the six months ended June 30, 2008, and as of that date, the Company’s current liabilities exceeded its current assets by $464,626. Those factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management of the Company plans to address this concern by doing the following:

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Reducing its cost of sales – In 2008, we  reduced the cost of raw materials by approximately 36%  and our cost per case (including other fixed costs and shipping and handling) went down from 2007 approximately 12%. We were also able to negotiate better terms with our new sub-manufacturer.

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Adding more distributors – In 2008, we added three more distributors: One in New York   - New York Produce, and 2 in Houston – T-Imperial and Cyclone.

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Expanding its sales force: In 2008, we added 2 new sales people, one in New York and one in Houston.

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Releasing additional  beverage flavors into the market: In July of 2008, we released three additional flavors into the market, for a total of four flavors: Mexican Horchata, Morir Soniando, Avena, and Sabor de Morro

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Engaging a financial outsourcing firm to ensure financial reports are timely, accurate and in accordance with accounting principles generally accepted in the United States of America. The financial outsourcing firm will also ensure sound financial controls are in place.

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Raising additional capital through private placement offerings

The ability of the Company to continue as a going concern is dependent on its ability to do all or most of the above listed steps. As illustrated above, the Company has already been successful in setting its plan in action and looks forward to further progress as the year progresses.

Critical Accounting Policies and Estimates

Our financial statements have been prepared in accordance with accounting policies generally accepted in the United States of America. The preparation of these financial statements requires Management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses. Note 2 of the Notes to Financial Statements describe certain significant accounting policies used in the preparation of the financial statements. Certain of these significant accounting policies are considered to be critical accounting policies. A critical accounting policy is defined as one that is both material to the presentation of our financial statements and requires Management to make difficult, subjective or complex judgments that could have a material effect on our financial condition and results of operations. Specifically, critical accounting policies have the following attributes: (1) we are required to make assumptions about matters that are highly uncertain at the time of the estimate; and (2) other estimates we reasonably could have used, or changes in the estimates that were used would have a material effect on our financial condition or results of operations.

Estimates and assumptions about future events and their effects cannot be determined with certainty. We base our estimates on historical experience and on various other assumptions believed to be applicable and reasonable under the circumstances. These estimates may change as new events occur, as additional information is obtained and as our operating environment changes. We adjust our estimates and include these adjustments in the consolidated financial statements as soon as changes become known.

Based on a critical assessment of our accounting policies and the underlying judgments and uncertainties affecting the application of those policies, Management believes that our financial statements are fairly stated in accordance with GAAP, and present a meaningful presentation of our financial condition and results of operations. We believe the following critical accounting policies reflect our more significant estimates and assumptions used in the preparation of our financial statements:

Use of Estimates:   These financial statements have been prepared in accordance with GAAP, accordingly, they require Management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period.

Revenue Recognition:   Our revenue, to date, has been derived primarily from sales of SolMaya products. Revenue is recognized in accordance to GAAP and criteria set therein as well as SAB No. 101 and SAB No. 104. In accordance with the aforesaid provisions revenue is recognized when (1) there is persuasive evidence that an arrangement exists, (2) delivery of goods and services has occurred, (3) the price is fixed or determinable, and (4) collection is reasonably assured.

Intangible and Long-Lived Assets:   We follow SFAS No. 144, "Accounting for Impairment or Disposal of Long-Lived Assets," which established a "primary asset" approach to determine the cash flow estimation period for a group of assets and liabilities that represents the unit of accounting for a long lived asset to be held and used. Long-lived assets to be held and used are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The carrying amount of a long-lived asset is not recoverable if it exceeds the sum of the undiscounted cash flows expected to result from the use and eventual disposition of the asset. Long-lived assets to be disposed of are reported at the lower of carrying amount or fair value less cost to sell.  During the periods ended June 30, 2008 and June 30, 2007 no impairment losses were recognized.

Research and Development Costs:   Research and development costs consist of expenditures for the research and development of new flavors and nutritional values which are not capitalizable and are charged to operations expense when incurred.

Share Based Compensation —Beginning in 2006, we adopted SFAS No. 123R “ Share Based Payment ” which superseded APB Opinion No. 25. SFAS No. 123R and requires compensation costs related to share-based payment transactions to be recognized in the financial statements.

RESULTS OF OPERATIONS

Summary Income Statement for the Three and Six Months Ended June 30, 2008 & 2007

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues	$268,982	$231,412	$309,536	$573,670

Cost of Sales	203,602	195,277	225,819	477,883

Operating expenses	598,951	65,208	940,720	183,031

Operating loss	$(533,571)	$(29,073)	$(857,003)	$(87,244)

Nonoperating income (expense)	(170,629)	(58,151)	(331,795)	(149,937)

Net loss	$(704,200)	$(87,224)	$(1,188,798)	$(237,181)

Liquidity and Capital Resources

The following table summarizes total current assets, liabilities and working capital at June 30, 2008 compared to December 31, 2007.

	June 30, 2008	December 31, 2007	Increase/(Decrease)
Current Assets	$545,911	$523,062	$22,849

Current Liabilities	$1,010,537	$1,020,998	$(10,461)

Working Capital (Deficit)	$(464,626)	$(497,936)	$(33,310)

As of June 30, 2008, we had a working capital deficit of $464,626 as compared to a working capital deficit of $497,936 as December 31, 2007, a decrease of $33,310. The decrease is a result of a decrease in cash and equivalents in the amount of $(142,303), a decrease in accounts receivable of $(84,120), a decrease in current liabilities of $(10,461) offset by an increase in inventory of $243,272, and an increase in prepaid expenses of $6,000.

Net cash used for operating activities for the six months ended June 30, 2008 was $(450,024). The Net Loss for the six and three month periods ended June 30, 2008 was $(1,188,798) and $(704,200) respectively. Comparatively, net cash used by operating activities for the six months ended June 30, 2007 was $(53,992). The Net Loss for the six and three month periods ended June 30, 2007 was $(237,181) and $(87,224), respectively. Presto had extensive operating expenses for 2008 due to converting sub-contractors over to employees and adding additional staff. This was in addition to the cost incurred in professional fees for the preparation of the Company’s registration statement filing with the Securities and Exchange Commission.

Net cash obtained through all financing activities for the six months ended June 30, 2008 was $311,880 as compared to $103,122 for the corresponding six months ended June 30, 2007.

Net cash used in investing activities for the six months ended June 30, 2008 was $(4,159) as compared to $(1,000) for corresponding six months ended June 30, 2007.

Presto anticipates being able to fund the Company’s foreseeable liquidity requirements through the financing it anticipates obtaining during the remainder of 2008. However, the Company can give no assurances that any more financing will be consummated. The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate lower costs.

Commitments, Contractual Obligations and Off-Balance Sheet Arrangements

Except for operating leases (primarily for vehicles and office space) and production letters of credit, Presto does not have any off-balance sheet arrangements that have, or are reasonable likely to have, a current or future effect on their financial condition, changes in financial condition, revenues and expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Accounting Standards Not Yet Adopted

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an Amendment of FASB Statement No. 133. ” This Statement amends and expands the disclosure requirements of SFAS No. 133, “ Accounting for Derivative Instruments and Hedging Activities ..” The Statement requires qualitative disclosures about objectives and strategies for using derivatives, quantitative disclosures about fair value amounts of and gains and losses on derivative instruments, and disclosures about credit-risk-related contingent features in derivative agreements. This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Principles ..” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. The Statement is directed to entities rather than auditors because entities are responsible for the selection of accounting principles for financial statements that are presented in conformity with GAAP. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “ The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles ..” The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

Factors That May Affect our Results of Operations

Our auditor’s report reflects the fact that without realization of additional capital, it would be unlikely for us to continue as a going concern.

As a result of our deficiency in working capital at June 30, 2008 and December 31, 2007 and other factors, we have included a note to our audited financial statements regarding substantial doubt about our entity to continue as a going concern. The financial statements do not include any adjustments as a result of this uncertainty. The going concern issue may adversely impact our ability to raise capital to continue to expand sales.

Risks Relating to Our Business and Marketplace

We carry limited product liability insurance

The packaging and distribution of beverages can lead to product liability claims, including liability due to the presence of contaminants in products. We maintain insurance converge against the risk of product liability and product recall, subject to certain limits and exclusions, which may or may not be adequate. In addition to potential losses resulting from product liability, we may suffer adverse publicity and damage to our reputation in the event of a contamination which could have a material adverse effect on sales and profitability.

We may be unable to compete successfully in the highly competitive beverage industry.

The beverage industry is highly competitive. Our products are sold in competition with all liquid refreshments. Many of our competitors have far greater financial, operational and marketing resources and with more established distribution networks than we do.

Risk Factors Relating to our Common Stock

Because our common stock will be deemed a low-price “Penny” stock, an investment in our common stock should be considered high risk and subject to marketability restrictions.

Since our common stock will be a penny stock, as defined in Rule 3a51-1 under the Securities Exchange Act, it will be more difficult for investors to liquidate their investment in our common stock after our common stock is registered on the OTC Bulletin Board. Until the trading price of the common stock rises above $5.00 per share, if ever, trading in the common stock is subject to the penny stock rules 15g-1 through 15g-10. Those rules require broker-dealers, before effecting transactions in penny stock, to:

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Deliver to the customer, and obtain a written receipt for, a disclosure document;

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Disclose certain price information about the stock;

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Disclose the amount of compensation received by the broker-dealer or any associated person of the broker-dealer;

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Send monthly statements to customers with market and price information about the penny stock; and

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In some circumstances, approve the purchaser’s account under certain standards and deliver written statements to the customer with information specified in the rules.

Consequently, the penny stock rules may restrict the ability or willingness of broker-dealers to sell the common stock in the secondary market and the price at which such holders can sell any such securities. These additional procedures could also limit our ability to raise additional capital in the future.

Our internal controls may be inadequate, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting. As defined in Exchange Act Rule 13a-15(f), internal control over financial reporting is a process designed by, or under the supervision of, the principal executive and principal financial officer and effect by the board of directors, management and other personnel, to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles and includes those policies and procedures that: (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispostions of the assets of Presto Food & Beverage, Inc.; (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of Presto Food & Beverage, Inc. are being made only in accordance with authorizations of management and directors of Presto Food & Beverage, Inc., (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use of disposition of Presto Food & Beverage, Inc.’s assets that could have a material effect on the financial statements.

We have a limited number of personnel that are required to perform various roles and duties. Furthermore, we have one individual, our CEO, who is responsible for monitoring and ensuring compliance with our internal control procedures. As a result, our internal controls may be inadequate or ineffective, which could cause our financial reporting to be unreliable and lead to misinformation being disseminated to the public. Investors relying upon this misinformation may make an uninformed investment decision.

RESULTS OF OPERATIONS FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

Sales increased approximately 60% to $1,243,001 during the twelve month period ended December 31, 2007, up from $778,099 during the same twelve month period in 2006.

This increase is primarily attributable to increased sales and awareness of Presto’s flagship line SolMaya Brands, as well as expansion of the product line to an anticipated presence to over 2,000 retail locations. These markets include the expansion of our current presence in the New York City metropolitan region, where we are in over 700 retail locations (up from 300 last year), and this expansion alone almost doubled the total estimated retail locations to over eight states. As of October 2007, Presto had over 140 retail distributions in the Houston, TX region.  In addition, Presto’s Miami and Georgia’s distributor and Savannah distributors, are responsible for circulation of SolMaya Brands into new states, such as Louisiana and Minnesota. The placement of Presto’s products with more and more retailers, including Latin America, has not only increased our sales volume, but also increased the branding presence of its trademarks. Unless U.S. manufacturing capacity is increased, the Company may experience scarce production resources domestically.

Cost of goods sold as a percentage of sales was approximately 85% in 2007, compared to about 79% in 2006. Gross margins are believed to have improved in the last month of 2007, as cost of transporting and procurement of costs of goods was reduced by the manufacturing of UHF milk on site with its product distributors and improved prices from its co-manufacturers. Even as gas prices rose, Presto’s freight decreased from 9.8% of revenue in 2006, to 8.4% in 2007. This is due to better negotiating with freight companies, and improved paletization. The cost of milk also began to fall in mid-2007. Sugar is the second ingredient and another commodity that affects costs.

While all end-products are manufactured in the United States, flavors produced "just in time" in El Salvador cost 50% less than if produced domestically. Flavor ingredients are less than 2% of volume in the three newest products, but in Horchata Sabor de Morro flavor ingredients are over 4%.

The only fixed cost associated with the cost of goods sold is the setup of printing plates for imprints on cans and shrink wrap on bottles, which was approximately $30,000 in 2006, and $5,000 in 2007.

Operating expenses fell from 83% to 55% of revenue from 2006 to 2007. This is primarily the result of decreased advertising and marketing expenses. Advertising and marketing fell from $140,642 or 18% of 2006 revenue, to $68,037 or 5.4% of 2007 revenue. Revenue per employee increased from $129,683 to $207,167 over the same period while headcount remained fixed at about six full time employees. Most full time employees were temporarily on a contractor basis in 2007, which is the reason outside services increased from $5,798 in 2006, to $263,160 in 2007.

Research and development expense increased from $32,009 in 2006, to $46,371 in 2007. The four products have been refined and revenue growth is not dependent on further R&D. However, the Company maintains an R&D budget in its projections. Loss of data or research personnel could adversely affect the progress of R&D.

Interest expense increased from $78,141 in 2006, to $290,566 in 2007. The increase is primarily attributable to an increase in long-term debt, the issuance of convertible notes which contained debt discounts for beneficial conversion feature and warrants that were amortized through interest expense. The amortization to interest expense was for $37,111. Interest expense also increased significantly as a result of an increase in factored receivable during 2007.

LIQUIDITY AND CAPITAL RESOURCES

The following table summarizes total current assets, liabilities and working capital at December 31, 2007 compared to December 31, 2006.

			Increase / (Decrease)
	December 31, 2007	December 31, 2006	$	%
Current Assets	$523,062	$114,664	$408,398	356%
Current Liabilities	$1,020,998	$785,784	$235,214	30%
Working Capital (Deficit)	$(497,936)	$(671,120)	$(173,184)	(26%)

As of December 31, 2007, we had a working capital deficit of $497,936 compared to working capital deficit of $671,120 as of December 31, 2006, a decrease of $173,184. The decrease is from large increases in current assets.

Net cash used for operating activities for the year ended December 31, 2007 was $648,734. The net loss for the year ending December 31, 2007 was $792,931. Presto relied extensively on the issuance of convertible notes to fund operations during expansion in 2007. In 2007, they obtained a net of $862,387 in convertible note financing through Kern Suslow Securities, Inc. Net cash obtained through all financing activities was $920,064 during the twelve months ended December 31, 2007, compared to $515,252 for the twelve months ended December 31, 2006.

Net cash used in investing activities was $11,850 during the twelve months ended December 31, 2007. This is compared to $4,958 in 2006.

Presto anticipates being able to fund the Company's foreseeable liquidity requirements through the financing obtained in 2008. However, the Company can give no assurances that any financing will be consummated. The Company continues to explore potential expansion opportunities in the industry in order to boost sales, while leveraging distribution systems to consolidate and lower costs.

PRESTO FOOD & BEVERAGE, INC.

AUDITED FINANCIAL STATEMENTS

FOR THE FISCAL YEARS ENDED DECEMBER 31, 2007 AND 2006

CONTENTS

Report of Independent Registered Public Accounting Firm	F–2
Financial Statements
Balance Sheet	F–3
Statement of Operations	F–4
Statement of Stockholders’ Deficit	F–5
Statement of Cash Flows	F–6
Notes to Audited Financial Statements	F–7

PRESTO FOOD & BEVERAGE, INC.

UNAUDITED FINANCIAL STATEMENTS

FOR THE QUARTER ENDED

JUNE 30, 2008

INDEPENDENT AUDITOR’S REPORT

To the Board of Directors and

Stockholders of Presto Food & Beverage, Inc.

We have audited the accompanying balance sheets of Presto Food & Beverage, Inc. (the “Company”) as of December 31, 2007 and 2006, and the related statements of operations, stockholders’ equity (deficit), and cash flows for the years then ended. Presto Food & Beverage, Inc.’s management is responsible for these financial statements. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Presto Food & Beverage, Inc. as of December 31, 2007 and 2006, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern.  As shown in the accompanying financial statements, the Company has a working capital deficiency of approximately $0.5 million as of December 31, 2007, has had net losses of approximately $0.8 million and $0.5 million for the years ended December 31, 2007 and 2006, respectively, and has an accumulated deficit of approximately $3.0 million as of December 31, 2007.  These factors raise substantial doubt about the Company’s ability to continue as a going concern.  Management’s plans regarding these matters are described in Note 10.  The financial statements do not include adjustments that might result from the outcome of this uncertainty.

/s/ Bartolomei Pucciarelli, LLC

Lawrenceville, NJ

June 05, 2008

FINANCIAL STATEMENTS

PRESTO FOOD & BEVERAGE, INC.

BALANCE SHEETS

December 31, 2007 and 2006

	2007	2006
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$303,658	$44,177
Accounts receivable	135,150	–
Inventory	84,254	70,487
TOTAL CURRENT ASSETS	523,062	114,664
PROPERTY AND EQUIPMENT, net	34,466	40,410
OTHER ASSETS:
Debt issuance costs, net	77,932	–
Prepaid advances and deposits	45,024	37,382
TOTAL OTHER ASSETS	122,956	37,382
TOTAL ASSETS	$680,484	$192,456
LIABILITIES AND STOCKHOLDERS' DEFICIT
CURRENT LIABILITIES

Accounts payable - trade	$217,801	$80,983
Credit cards payable	34,909	52,610
Accrued interest	51,279	8,661
Line-of-credit	86,407	86,541
Notes payable - related party	68,801	74,922
Current portion of long-term debt	477,979	477,179
Other liabilities	83,822	4,888
TOTAL CURRENT LIABILITIES	1,020,998	785,784
LONG-TERM DEBT, net of current portion	89,344	41,210
CONVERTIBLE NOTES PAYABLE, net of debt discount $562,910	388,775	–
STOCKHOLDERS' DEFICIT
Common Stock, $0.001 par value, 30,000,000 shares authorized,
16,751,306 and 16,721,306 shares issued and outstanding, respectively	16,751	16,721
Paid-in-capital	2,146,923	1,538,117
Accumulated deficit	(2,982,307)	(2,189,376)
TOTAL STOCKHOLDERS' DEFICIT	(818,633)	(634,538)
TOTAL LIABILITIES AND STOCKHOLDERS' DEFICIT	$680,484	$192,456

The accompanying notes are an integral part of the audited financial statements.

PRESTO FOOD & BEVERAGE, INC.

STATEMENTS OF OPERATIONS

For the Years Ended December 31, 2007 and 2006

	2007	2006
NET SALES	$1,243,001	$778,099
COST OF SALES
Cost of beverage	954,903	538,697
Shipping	103,907	76,516
TOTAL COST OF SALES	1,058,810	615,213
GROSS PROFIT	184,190	162,886
OPERATING EXPENSE
Selling expense	68,037	140,642
Research and development	46,371	32,009
General and administrative	567,497	475,023
TOTAL OPERATING EXPENSE	681,905	647,674
LOSS FROM OPERATIONS	(497,715)	(484,788)
OTHER INCOME (EXPENSES)
Interest expense	(290,566)	(78,141)
Interest income	531	217
Other income	–	13,500
Amortization - Debt Issuance Costs	(5,181)	–
TOTAL OTHER INCOME (EXPENSES)	(295,216)	(64,424)
LOSS BEFORE PROVISION FOR TAXES	(792,931)	(549,212)
PROVISION FOR TAXES	–	–
NET LOSS	$(792,931)	$(549,212)
NET LOSS PER COMMON SHARE - BASIC AND DILUTED	$(0.05)	$(0.04)
Weighted Average Number of Shares	16,742,511	15,526,888

The accompanying notes are an integral part of the audited financial statements.

PRESTO FOOD & BEVERAGE, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT

For the Years Ended December 31, 2007 and 2006

			Additional		Total
	Common Stock		Paid-in	Accumulated	Stockholders'
	Shares	Amount	Capital	Deficit	Deficit
Balance, December 31, 2005	15,209,914	$15,210	$1,416,528	$(1,640,164)	$(208,426)
Common stock issued	1,511,392	1,511	121,589	–	123,100
Net loss		–	–	(549,212)	(549,212)
Balance, December 31, 2006	16,721,306	16,721	1,538,117	(2,189,376)	(634,538)
Common stock issued	30,000	30	14,970	–	15,000
Warrants issued for convertible notes		–	296,918	–	296,918
Beneficial conversion of convertible notes		–	296,918	–	296,918
Net loss		–	–	(792,931)	(792,931)
Balance, December 31, 2007	16,751,306	$16,751	$2,146,923	$(2,982,307)	$(818,633)

The accompanying notes are an integral part of the audited financial statements.

PRESTO FOOD & BEVERAGE, INC.

STATEMENTS OF CASH FLOWS

For the Years Ended December 31, 2007 and 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES
Net loss	$(792,931)	$(549,212)
Adjustments to reconcile net income to net cash
provided (used) by operating activities
Depreciation and amortization	22,976	24,154
Non cash interest expense	37,111	–
Non cash consulting expense	83,200	–
(Increase) decrease in accounts receivable	(135,150)	21,156
Increase in inventory	(13,767)	(65,675)
Increase in prepaid advances	(7,642)	(33,490)
Increase in accounts payable	136,819	46,662
Increase (decrease) in credit card payable	(17,701)	17,684
Increase in accrued interest	42,617	8,661
Increase (decrease) in other liabilities	(4,266)	305
NET CASH USED BY OPERATING ACTIVITIES	(648,734)	(529,755)
CASH FLOWS FROM INVESTING ACTIVITIES
Purchase of property and equipment	(11,850)	(4,958)
NET CASH USED BY INVESTING ACTIVITIES	(11,850)	(4,958)
CASH FLOWS FROM FINANCING ACTIVITIES
Increase (decrease) in line-of-credit - net	(135)	406
Net proceeds from notes payable - related party	515	60,064
Principal payments on notes payable - related party	(6,636)	–
Net proceeds from issuance of convertible notes	862,387	–
Proceeds from the sale of common stock	15,000	123,100
Principal payments on long-term debt	(11,066)	(9,441)
Net proceeds from long-term debt	60,000	341,123
NET CASH PROVIDED BY FINANCING ACTIVITIES	920,065	515,252
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	259,481	(19,461)
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR	44,177	63,638
CASH AND CASH EQUIVALENTS AT END OF YEAR	$303,658	$44,177
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
Cash paid during the year for:
Interest expense	$210,838	$81,980

The accompanying notes are an integral part of the audited financial statements.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION

Presto Food & Beverage, Inc. was incorporated in the State of New York in 2001. Presto Food & Beverage, Inc. is a holding company for various brands that develop, manufacture, markets and distributes a complete portfolio of quality beverage and food products throughout the United States, Canada and Latin America. The Company’s headquarters are located in New York, NY and has offices in Bethesda, MD. Presto Food & Beverage, Inc. seeks to be one of the premier foods and beverage companies for the largest growing segment of the U.S. population- the Hispanic market.  Presto, through its first registered and trademarked brand, SolMaya, targets primarily the Hispanic populations in these countries. The Company’s strategy emphasizes the growth of its brands and its products by offering authentic flavors and convenience packaging.

USE OF ESTIMATES

The preparation of audited financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, as well as reported amounts of revenues and expenses during the reporting period.  Actual results could differ from those estimates.

REVENUE AND COST RECOGNITION

Revenue is recognized as services are rendered or products are delivered, the price to the buyer is fixed and determinable, and collectibility is reasonably assured.

INCOME TAXES

Deferred income taxes are computed in accordance with SFAS No. 109, “Accounting for Income Taxes” and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company establishes a valuation allowance if it believes that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company is subject to U.S. federal income tax as well as income tax of certain state jurisdictions. The Company has not been audited by the I.R.S. or any states in connection with income taxes. The periods from inception through 2007 remain open to examination by the I.R.S. and state authorities.

On January 1, 2007 the Company adopted the provisions of FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN No. 48”). The Interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with FASB Statement No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of the available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The adoption of FIN No. 48 did not have any material impact on the Company’s financial statements.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense. Penalties, if incurred, are recognized as a component of income tax expense.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES  - (Continued)

FAIR VALUE OF FINANCIAL INSTRUMENTS

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.”  The Company has used available information to derive its estimates.  However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently.  The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts.  The Company estimates that there are no material variations between fair value and book value of our financial assets or liabilities as of December 31, 2007. The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments.  Long-term liabilities are comprised of the convertible notes which approximate fair value based on borrowing rates available to the Company.

SHIPPING AND HANDLING COSTS

The Company classifies freight billed to customers as sales revenue and the related freight costs as cost of sales.

ACCOUNTS RECEIVABLE AND ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable consists primarily of amounts due from the sale of products. The Company classifies freight billed to customers as sales revenue and the related freight costs as cost of sales.

It is the policy of the Company to report receivables at net realizable value estimating the allowance for uncollectible accounts. Based on management’s judgement and prior experiences and current economic conditions, as of December 31, 2007 and 2006, the allowance for uncollectible receivables was $0.

PROPERTY AND EQUIPMENT

Property and equipment is stated at cost. Depreciation is provided utilizing both the straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Automobiles	3-5 years
Furniture	7 years
Computer equipment	3-5 years
Signage	10 years

LONG LIVED ASSETS

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts.  SFAS No. 144 also addresses the accounting for long-lived assets that are expected to be disposed of.

INVENTORY

Inventory is stated at the lower of cost or market using the first-in, first-out (FIFO) valuation method.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   - Continued)

CASH AND CASH EQUIVALENTS

For purposes of the Statement of Cash Flows, all highly liquid investments with a maturity of three months or less are included in cash equivalents. As of December 31, 2007 and 2006, cash and cash equivalents included cash held in commercial banks, petty cash fund, and money market securities.

ADVERTISING

The Company expenses advertising costs as they are incurred. Advertising expense for the years ended December 31, 2007 and 2006 amounted to $38,181 and $48,617, respectively.

DEBT ISSUANCE COSTS

Debt Issuance Costs are amortized using the straight-line method over the term of the notes.

RESEARCH AND DEVELOPMENT COSTS

Expenses for research and development are charged to expense when incurred. The total amount of research and development expenses incurred during the years ended December 31, 2007 and 2006 amounted to $46,371 and $32,009, respectively.

RISK AND UNCERTAINTIES

The Company’s operations could be adversely affected by limitations of manufactures; fluctuations in dairy prices; limited number of distributors; changes in government regulations; changes in labeling requirements; or product issues such as product recall. The foregoing list of risks and uncertainties is not exclusive.

ESTIMATING THE FAIR MARKET VALUE OF OUR COMMON STOCK

The fair market value of the Company’s common stock is a significant estimate used in determining the value of the Company’s various equity related instruments (warrants and conversion features, etc.). In determining the fair market value of the Company’s stock we consider such things as the most recent equity transaction, changes in the Company’s financial position, progressions in product development and the effects of dilutive debt conversions.

RECENT ACCOUNTING PRONOUNCEMENTS

In March 2006, FASB issued FASB 156, “Accounting for Servicing of Financial Assets – An amendment of FASB No. 140.” FASB 156 requires the recognition of a servicing asset or servicing liability under certain circumstances when an obligation to service a financial asset by entering into a servicing contract. FASB 156 also requires all separately recognized servicing assets and servicing liabilities to be initially measured at fair value utilizing the amortization method or fair market value method. FASB 156 is effective at the beginning of the first fiscal year that begins after September 15, 2006. FASB 156 did have a material impact on the Company’s financial statements.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   - (Continued)

In July 2006, the FASB issued FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes - an interpretation of FASB Statement No. 109” (“FIN 48”), which clarifies the accounting for uncertainty in income taxes recognized in an enterprise’s financial statements. This Interpretation prescribes a recognition threshold and measurement attribute for the financial statement recognition and measurement of a tax position taken or expected to be taken in a tax return. Specifically, FIN 48 requires the recognition in financial statements of the impact of a tax position, if that position is more likely than not of being sustained on audit, based on the technical merits of the position. Additionally, FIN 48 provides guidance on the de-recognition of previously recognized deferred tax items, classification, accounting for interest and penalties, and accounting in interim periods related to uncertain tax positions, as well as, requires expanded disclosures. FIN 48 is effective for fiscal years beginning after December 15, 2006, with the cumulative effect of the change in accounting principle recorded as an adjustment to opening retained earnings.  FASB Interpretation No. 48 did not have a material impact on the Company’s financial statements.

In September 2006, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements” (“SAB 108”), which provides interpretive guidance on the consideration of the effects of prior year misstatements in quantifying current year misstatements for the purpose of a materiality assessment. SAB 108 is effective for us as of December 31, 2007.  SAB 108 is not expected to have a material impact on the Company’s audited financial statements.

In September 2006, the FASB issued SFAS No. 157, “Fair Value Measures” (“SFAS 157”). SFAS 157 defines fair value and establishes a framework for measuring fair value in accordance with generally accepted accounting principles. This Statement also applies to other accounting pronouncements that require or permit a fair value measure. As defined by this Statement, the fair value of an Asset or Liability would be based on an “exit price” basis rather than an “entry price” basis. Additionally, the fair value should be market-based and not an entity-based measurement. SFAS 157 is effective for fiscal years beginning after November 15, 2007.  SFAS 157 is not expected to have a material impact on the Company’s audited financial statements.

In October 2006 the FASB issued SFSB No. 123(R)-5, “Amendment of FASB Staff Position FAS 123(R)-1”. This FSP concluded that for instruments that were originally issued as employee compensation and then modified, and for which such modification is made to the terms of the instrument solely to reflect an equity restructuring that occurs when the holders are no longer employees, no change in the recognition or the measurement (due to a change in classification) of those instruments will result if certain conditions are met. The FSP is to be applied in the first reporting period beginning after October 10, 2006. SFAS 123(R)-5 did not have a material impact on the Company’s audited financial statements.

In October 2006 the FASB issued FSB No 123(R)-6, “Technical Corrections of FASB Statement No. 123(R)”. This FSP made four technical corrections to eliminate certain inconsistencies in FASB Statement No. 123(R), Share-Based Payment. This FSP should be applied in the first reporting period beginning after October 20, 2006.  FAS 123(R)-6 did not have a material impact on the Company’s audited financial statements.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   - (Continued)

In December 2006 the FASB issued FSB No. AUG AIR-1, “Accounting for Major Maintenance Activities”. This FSP prohibits the use of the accrue-in-advance method of accounting for planned major maintenance activities in annual and interim financial reporting periods. The guidance in the FSP is applicable to entities in all industries and must be applied to the first fiscal year beginning after December 15, 2006.  FSB No. AUG AIR-1 did not have a material impact on the Company’s audited financial statements.

In January 2007 the FASB issued Derivatives Implementation Group Statement 133 Implementation Issue No. B40, “Embedded Derivatives: Application of Paragraph 13(b) to Securitized Interested in Prepayable Financial Assets”. This Issue provides a narrow scope exception from paragraph 13(b) of Statement No. 133 for securitized interests that contain only an embedded derivative that is tied to the prepayment risk of the underlying prepayable financial assets. The guidance in this Issue is generally effective upon initial adoption of Statement No. 155.  Derivatives Implementation Group Statement 133 Implementation Issue No. B40 is not expected to have a material impact on the Company’s audited financial statements.

In February 2007, the FASB issued SFAS No. 159 “The Fair Value Option for Financial Assets and Financial Liabilities — including an Amendment of SFAS No. 115” (SFAS No. 159), which permits an entity to measure certain financial assets and financial liabilities at fair value that are not currently required to be measured at fair value. Entities that elect the fair value option will report unrealized gains and losses in earnings at each subsequent reporting date. The fair value option may be elected on an instrument-by-instrument basis, with few exceptions. SFAS No. 159 amends previous guidance to extend the use of the fair value option to available-for-sale and held-to-maturity securities. The Statement also establishes presentation and disclosure requirements to help financial statement users understand the effect of the election. SFAS No. 159 is effective as of the beginning of the first fiscal year beginning after November 15, 2007. The Company is currently evaluating the effects, if any, that SFAS No. 159 may have on our financial condition and results of operations.

In June 2007, the FASB ratified Emerging Issue Task Force (EITF) Issue No. 07-3, “Accounting for Nonrefundable Payments for Goods or Services to Be Used in Future Research and Development Activities” (EITF 07-3), requiring that nonrefundable advance payments for future research and development activities be deferred and capitalized. Such amounts should be expensed as the related goods are delivered or the related services are performed. The Statement is effective for fiscal years beginning after December 15, 2007. The Company does not expect that upon adoption, this guidance will not have a material effect on our financial condition and results of operations.

In June 2007, the FASB ratified EITF Issue No. 06-11, “Accounting for Income Tax Benefits of Dividends on Share-Based Payment Awards” (EITF 06-11), which requires entities to record to additional paid in capital the tax benefits on dividends or dividend equivalents that are charged to retained earnings for certain share-based awards. In a share-based payment arrangement, employees may receive dividends or dividend equivalents on awards of nonvested equity shares, nonvested equity share units during the vesting period, and share options until the exercise date. Generally, the payment of such dividends can be treated as deductible compensation for tax purposes. The amount of tax benefits recognized in additional paid-in capital should be included in the pool of excess tax benefits available to absorb tax deficiencies on share-based payment awards. EITF 06-11 is effective for fiscal years beginning after December 15, 2007, and interim periods within those years. The Company estimates that upon adoption, this guidance will not have a material effect on our financial condition and results of operations.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   - (Continued)

In December 2007, the FASB issued SFAS No. 141(R), “Business Combinations” (SFAS No. 141(R)) which retained the underlying concepts of SFAS No. 141, in that all business combinations are still required to be accounted for at fair value under the acquisition method of accounting, but SFAS No. 141(R) changed the method of applying the acquisition method in a number of significant aspects. SFAS No. 141(R) will require that: (1) for all business combinations, the acquirer records all assets and liabilities of the acquired business, including goodwill, generally at their fair values; (2) certain contingent assets and liabilities acquired be recognized at their fair values on the acquisition date; (3) contingent consideration be recognized at its fair value on the acquisition date and, for certain arrangements, changes in fair value be recognized in earnings until settled; (4) acquisition-related transactions and restructuring costs be expensed rather than treated as part of the cost of the acquisition and included in the amount recorded for assets acquired; (5) in step acquisitions, previous equity interests in an acquiree held prior to obtaining control be re-measured to their acquisition-date fair values, with any gain or loss recognized in earnings; and (6) when making adjustments to finalize initial accounting, companies revise any previously issued post-acquisition financial information in future financial statements to reflect any adjustments as if they had been recorded on the acquisition date. SFAS No. 141(R) is effective on a prospective basis for all business combinations for which the acquisition date is on or after the beginning of the first annual period subsequent to December 15, 2008, with the exception of the accounting for valuation allowances on deferred taxes and acquired tax contingencies. SFAS No. 141(R) amends SFAS No. 109 such that adjustments made to valuation allowances on deferred taxes and acquired tax contingencies associated with acquisitions that closed prior to the effective date of this statement should also apply the provisions of SFAS No. 141(R).

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements, an Amendment of ARB 51” (SFAS No. 160) which amends ARB 51 to establish new standards that will govern the accounting for reporting of noncontrolling interests in partially owned consolidated subsidiaries and the loss of control of subsidiaries. Also, SFAS No. 160 requires that: (1) noncontrolling interest, previously referred to as minority interest, be reported as part of equity in the consolidated financial statements; (2) losses be allocated to the noncontrolling interest even when such allocation might result in a deficit balance, reducing the losses attributed to the controlling interest; (3) changes in ownership interest be treated as equity transactions if control is maintained; and (4) upon a loss of control, any gain or loss on the interest sold be recognized in earnings. SFAS No. 160 is effective on a prospective basis for all fiscal years, and interim period with those fiscal years, beginning on or after December 15, 2008, except for the presentation and disclosure requirements, which will be applied retrospectively. The Company is currently evaluating the effects, if any, that SFAS No. 160 may have on the Company’s financial condition and results of operations.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES   - (Continued)

EARNINGS (LOSS) PER SHARE

Basic earnings (loss) per share (“EPS”) is computed dividing the net income (loss) attributable to the common stockholders (the numerator) by the weighted average number of shares of common stock outstanding (the denominator) during the reporting periods. Diluted income (loss) per share is computed by increasing the denominator by the weighted average number of additional shares that could have been outstanding from securities convertible into common stock, such as stock options and warrants (using the “treasury stock” method), and convertible preferred stock and debt (using the “if-converted” method), unless their effect on net income (loss) per share is anti-dilutive. Under the “if-converted” method, convertible instruments are assumed to have been converted as of the beginning of the period or when issued, if later. The effect of computing the diluted income (loss) per share is anti-dilutive and, as such, basic and diluted earnings (loss) per share are the same for the years ended December 31, 2007 and 2006.

NOTE 2 – INVENTORY

Inventories, consisting of raw materials and finished goods, are stated at the lower of cost (first-in, first-out) or market and consist of the following at December 31:

	2007	2006
Raw materials	$70,878	$70,487
Work-in-process	–	–
Finished goods	13,376	–
Total Inventories	$84,254	$70,487

NOTE 3 – PROPERTY AND EQUIPMENT

Property and equipment as of December 31, 2007 and 2006 are as follows:

	2007	2006
Automobiles	$69,989	$66,563
Furniture	5,267	1,663
Computer equipment	13,124	8,303
Signage	3,170	3,170
	91,550	79,699
Less accumulated depreciation	(57,084)	(39,289)
	$34,466	$40,410

Depreciation expense charged to income for the fiscal years ended December 31, 2007 and 2006 amounted to $17,795 and $24,154, respectively.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 4 – DEBT ISSUANCE COSTS

The Company incurred certain costs related to financing activities since inception.  These costs consisted primarily of legal fees, placement agent fees, and commissions which are related to the placement of debt securities.  Debt issuance costs were paid in the form of cash. Debt issuance costs consisted of the following:

	2007	2006
2007 Convertible notes	$83,113	$–
Less accumulated amortization	(5,181)	–
	$77,932	$–

Amortization expense charged to income for the fiscal years ended December 31, 2007 and 2006 amounted to $5,181 and $0, respectively.

NOTE 5 – CONVERTIBLE DEBT

The Company accounts for the value of warrants and the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with nondetachable conversion rights that are in-the-money at the commitment date pursuant to EITF Issue. 98-5, EITF Issue No. 00-19 and EITF Issue No. 00-27.  Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants or any other detachable instrument included in the exchange.  The intrinsic value of the beneficial conversion rights at the commitment date was recorded as additional paid-in capital and debt discount.

During 2007, the Company issued 12% convertible debentures to private investors (the “Investors”). As of December 31, 2007, the total principal amount of the debentures was $945,500 convertible into 3,636,538 shares of the Company’s common stock. The conversion price for outstanding principal and unpaid interest of the debentures was equal to $.26 per share. Additionally, each Investor received one warrant to purchase an amount of common stock equal to fifty percent of the principal face amount invested in convertible debentures. The exercise price of the warrants is $.31 per share. The warrants are exercisable for a period of three years from the date of issuance.  The convertible debentures and warrants had a beneficial conversion discount because the conversion price of the instruments was less than the fair value of the Company’s common stock after the warrant discount was applied. The total value of the beneficial conversion discount of $593,836 is being amortized over the life of the debenture through a charge to interest expense. The convertible debenture of $945,500 is reflected on the balance sheets net of unamortized portion of beneficial conversion discount of $556,725. For the year ended December 31, 2007, the Company recorded interest expense of $37,111. The conversion feature and the stock purchase warrants were valued using a Black Scholes Option Pricing Model using the following assumptions: Volatility:102%,  Risk-free Rate:  4.0% and Dividend Growth Rate: 0%.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 6 – PROVISION FOR INCOME TAXES

Deferred income taxes are determined based on the tax effect of items subject to differences in book and taxable income. The Company had no income tax provision for the years ended December 31, 2007 and 2006. There is approximately $2,573,996 of net operating loss carry-forward, which expires beginning in 2022, the net deferred tax is as follows:

	2007	2006
Non-current deferred tax assets (liabilities):
Net operating loss carry-forward	$875,158	$641,912
Accrued consulting, interest, and reserves	48,263	(67,019)
Valuation allowance	(923,421)	(574,893)
	$–	$–

A reconciliation of the provision for income taxes to the statutory federal rate (34%) for continuing operations is as follows:

	2007	2006
Statutory tax benefit	$285,747	$186,732
Non-deductible expense	49,392	(66,000)
Valuation allowance	(335,139)	(120,732)
	$–	$–

NOTE 7 – CONCENTRATION OF CREDIT RISK

The Company maintains its cash balances in three financial institutions.  As of December 31, 2007 the Company’s cash and cash equivalents exceeded federally insured limits by $199,928.

NOTE 8 – RELATED PARTY TRANSACTIONS

During 2007 and 2006, the Company had notes payable outstanding to a shareholder and his family with an outstanding balance of $68,801 and $74,922, respectively. These notes bear interest at 10% and are unsecured.

During 2007, the Company had notes payable to a board member with an outstanding balance of $60,000. These notes bear no interest and are unsecured.

During 2007 and 2006, the Company had convertible notes payable outstanding to a board member with an outstanding balance of $250,000. This note is included in the $945,500 of convertible debentures. Reference Note 5 for further disclosure on the convertible notes.

NOTE 9 – STOCKHOLDERS’ EQUITY

During 2007 and 2006, the Company issued 30,000 and 1,541,000 shares, respectively, of the Company’s common stock to private investors of the Company for $15,000 and $123,100, respectively.  These shares were valued using a best estimate of the price that would be paid in cash for similar services rendered.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 9 – STOCKHOLDERS’ EQUITY – (Continued)

In an effort to determine the fair market value of our common stock, which is not readily determinable or actively traded, we applied SFAS No. 157 “Fair Value Measurements” to derive the historical and the current fair market value of our common stock.  SFAS No. 157 states, “This Statement emphasizes that fair value is a market-based measurement, not an entity specific measurement.  Therefore, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset.”

The status of the warrants outstanding is as follows at December 31, 2007:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2007	–	$–

Granted	1,525,000.31
Exercised	–	–
Canceled	–	–

Outstanding at December 31, 2007	1,525,000	$.31

NOTE 10 – COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

Going Concern

As shown in the accompanying audited financial statements, the Company incurred a net loss of $792,931 during the year ended December 31, 2007, and as of that date, the Company’s current liabilities exceeded its current assets by $497,936. Those factors raise substantial doubt about the Company’s ability to continue as a going concern. Management of the Company plans to raise additional capital through private placement offerings. The ability of the Company to continue as a going concern is dependent on its ability to raise additional capital through private placement offerings. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Operating Leases

The Company leases office space under non-cancellable operating leases expiring through September 2008.  The Company also leases equipment and vehicles under a non-cancellable operation lease expiring February 2011.

The following is a schedule of future minimum rental payments required under the above operating leases as of December 31:

2008	$37,211
2009	14,711
2011	14,711
2011	2,452
$69,085

Rent expense for leased office space was $23,940 and $46,235 for the years ended December 31, 2007 and 2006, respectively. Rent expense for leased equipment was $14,997 and $15,212 for the years ended December 31, 2007 and 2006, respectively.

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 10 – COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES – (Continued)

 Consulting Agreements

During 2007, the Company entered into a consulting agreement. The Company agreed to issue 320,000 shares of the Company’s common stock for services rendered. As of December 31, 2007, the shares were not issued and the corresponding accrual for $83,200 was recorded. The shares to be delivered will be valued at $0.26 per share. Reference Note 1 for disclosure on estimating fair value of the Company’s common stock.

NOTE 11 – LONG-TERM DEBT

Long-term notes payable at December 31, consisted of the following:

	2007	2006
Note payable to finance company, due in monthly installments of $55, including interest at 24%, secured by computer equipment, due August, 2008	$399	$891

Note payable to finance company, due in monthly installments of $35, including interest at 34%, secured by computer equipment, due January 2009	491	652

Note payable to finance company, due in monthly installments of $294, including interest at 6.85%, secured by vehicle, due May 2011	10,725	13,419

Note payable to finance company, due in monthly installments of $293, including interest at 6.85%, secured by vehicle, due May 2011	10,692	13,378

Note payable to finance company, due in monthly installments of $269, including interest at 6.70%, secured by vehicle, due March 2011	9,410	11,917

Note payable to finance company, due in monthly installments of $272, including interest at 6.70%, secured by vehicle, due March 2011	9,483	12,009

Notes payable individual, interest only at 14%, secured by real estate of shareholder, due March 2008	250,000	250,000

Notes payable individual, no interest, unsecured due January 2009	60,000	-

Notes payable to vendor, interest only at 15%, secured by shareholder stock, due January 2008	216,123	216,123
	567,323	518,389
Less current portion	477,979	477,179
	$89,344	$41,210

PRESTO FOOD & BEVERAGE, INC.

NOTES TO AUDITED FINANCIAL STATEMENTS

December 31, 2007 and 2006

NOTE 11 – LONG-TERM DEBT – (Continued)

The aggregate maturities for the four years ending December 31, are as follows:

2008	$477,979
2009	72,096
2010	12,754
2011	4,494
$567,323

NOTE 12 – LINE-OF-CREDIT

The Company has a line-of-credit with a bank, consisting of $86,407 and $86,542 at December 31, 2007 and 2006, respectively, outstanding under the available line-of-credit of $94,000.  All borrowings are secured by inventory, receivables, property and equipment and bear interest at 13.25% in 2007 and 10.50% in 2006.

NOTE 13 - FACTORING LINE OF CREDIT

During 2006, the Company entered into an agreement with a factoring corporation. Under the terms of the agreement, the Company would receive 80 percent of the customers invoice amount up front and 20 percent would be held in reserves until the receivables are collected. An initial discount charge of three percent is charged, with increases based upon a time frame of receivables outstanding. During 2007, the Company left the factoring program and is no longer selling its receivables. No receivables were assigned back to the Company during 2007 and 2006.

NOTE 14 – CASH FLOW DISCLOSURES

Non-cash investing and financing transactions for the year ended December 31, 2006 included the following:

During 2006, the Company converted $216,123 advances received from a factoring corporation into a note payable.

 NOTE 15 – SUBSEQUENT EVENTS

During 2008, the Company issued an additional $612,500 of the 12% convertible debentures to private investors (the “Investors”) convertible into 4,136,539 shares of the Company’s common stock. The conversion price for outstanding principal and unpaid interest of the debentures was equal to $.26 per share. Each Investor received a 1/2 warrant to purchase an amount of common stock equal to fifty percent of the principal face amount invested in convertible debentures. The exercise price of the warrants is $.31 per share. The warrants are exercisable for a period of three years from the date of issuance.

During 2008, the Company issued 320,000 shares of the Company’s common stock for services rendered in connection with the Company’s 2007 consulting agreement.

During 2008, a related party converted a $60,000 note to a convertible note.

During 2008, the Company restructured the $216,123 note payable, the note payable and all current interest, in the amount of $240,000, were restructured into a $100,000 convertible note at 12% interest more fully described in Note 5. The Company also issued a $140,000 convertible note at 12% interest, maturing throughout the remainder of 2008 and through June 30, 2009. The $140,000 note also included a conversion provision.

FINANCIAL STATEMENTS

PRESTO FOOD & BEVERAGE, INC.

BALANCE SHEETS

	June 30,	December 31,
	2008	2007
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$161,355	$303,658
Accounts receivable	51,030	135,150
Prepaid expenses	6,000
Inventory	327,526	84,254
Total current assets	545,911	523,062

Property and equipment, net	32,115	34,466
Debt issuance costs, net	617,455	77,932
Other assets	965	45,024

Total assets	$1,196,446	$680,484

LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$392,181	$217,801
Credit cards payable	33,361	34,909
Accrued interest	105,006	51,279
Line-of-credit	87,108	86,407
Notes payable - related party	65,046	68,801
Current portion of long-term debt	255,778	477,979
Current portion of convertible notes payable, net of debt discount $96,578 and $0, respectively	23,422	––
Other current liabilities	48,635	83,822
Total current liabilities	1,010,537	1,020,998

Long term debt, net of current portion	34,770	89,344
Convertible note payable, net of debt discount $838,022 and $562,910, respectively	719,978	388,775
Total liabilities	1,765,285	1,499,117

STOCKHOLDERS’ EQUITY
Common stock, $0.001 par value, 30,000,000 shares authorized, 17,659,382 and 16,751,306 shares issued and outstanding, respectively	17,659	16,751
Additional paid-in capital	3,584,607	2,146,923
Accumulated deficit	(4,171,105)	(2,982,307)
Total stockholders’ equity	(568,839)	(818,633)
Total liabilities and stockholders’ equity	$1,196,446	$680,484

See accompanying notes to financial statements.

PRESTO FOOD & BEVERAGE, INC.

STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Sales	$268,982	$231,412	$309,536	$573,670
Cost of Sales
Cost of beverage	149,672	172,250	180,160	420,867
Shipping	53,930	23,027	45,659	57,016
Total cost of sales	203,602	195,277	225,819	477,883
Gross profit	65,380	36,135	83,717	95,787

Operating expenses
Selling expenses	56,740	6,445	97,331	13,843
Research and development	––	3,500	5,676	16,504
General and administrative expenses	542,211	55,263	837,713	152,684
Total operating expense	598,951	65,208	940,720	183,031
Loss from operations	(533,571)	(29,073)	(857,003)	(87,244)

Nonoperating income (expense)
Interest expense	(159,540)	(57,232)	(326,524)	(149,384)
Interest income	1,052	1	2,558	8
Other income/(expense)	(1,071)	(920)	15,589	(561)
Amortization – debt issuance costs	(11,070)	––	(23,418)	––
Total other income/(expense)	(170,629)	(58,151)	(331,795)	(149,937)

Loss before provision for taxes	(704,200)	(87,224)	(1,188,798)	(237,181)
Provision for taxes	––	––	––	––
Net Loss	$(704,200)	$(87,224)	$(1,188,798)	$(237,181)

Net Loss per share, basic and diluted	$(0.04)	$(0.01)	$(0.07)	$(0.01)

Average number of shares of common stock outstanding	17,076,589	16,745,702	17,019,442	16,733,571

See accompanying notes to financial statements.

PRESTO FOOD & BEVERAGE, INC.

STATEMENTS OF CASH FLOWS

(Unaudited)

	Six Months Ended	Six Months Ended
	June 30,	June 30,
	2008	2007
Cash flows from operating activities:
Net loss	$(1,188,798)	$(237,181)
Adjustment to reconcile net income to net cash provided (used by operating activities:
Depreciation	6,510	8,898
Amortization of debt issuance costs	23,418	––
Amortization of beneficial conversion and warrants	224,811	––
Non cash consulting expense	10,000	––
Stock based compensation expense	281,679	––
(Increase) decrease in accounts receivable	84,120	11,942
(Increase) decrease in inventory	(243,272)	18,664
(Increase) decrease in prepaid expenses	(6,000)	––
(Increase) decrease in other assets	44,059	(24,930)
Increase (decrease) in accounts payable	189,380	42,031
Increase (decrease) in credit card payable	(1,548)	54,543
Increase (decrease) in accrued interest	77,605	5,624
Increase (decrease) in accrued expenses	48,012	25,000
Increase (decrease) in other liabilities	––	41,417
Net cash provided (used) in operating activities	$(450,024)	$(53,992)

Cash flows from investing activities:
Purchase of property and equipment	$(4,159)	$(1,000)
Net cash used by investing activities	$(4,159)	$(1,000)

Cash flows from financing activities:
Increase in line-of-credit – net	$701	$109
Principal payments on notes payable – related party	(3,755)	(6,534)
Net proceeds from issuance of convertible notes	335,587	100,000
Principal payments on convertible notes	(20,000)	––
Proceeds from the sale of common stock	––	15,000
Principal payments on long-term debt	(653)	(5,453)
Net cash provided by financing activities	$311,880	$103,122

Net increase (decrease) in cash	(142,303)	48,130

Cash, beginning of period	303,658	44,177

Cash, end of period	$161,355	$92,307

Supplemental Disclosure of Cash Flow Information
Cash paid during the six months for:
Interest expense	$18,342	$54,321

Noncash Investing and Financing Activities
Beneficial conversion discount on convertible debentures	$301,343	$––
Discount on convertible debentures – warrants	$301,343	$––
Warrants issued for debt issuance costs	$318,128	$––
Common stock issued for debt issuance costs	$127,900	$––
Common stock issued in satisfaction of accounts payable	$15,000	$––
Common stock issued in satisfaction of accrued liabilities	$83,200	$––
Convertible note issued in exchange for long-term debt and accrued interest	$300,000	$––

See accompanying notes to financial statements

PRESTO FOOD & BEVERAGE, INC.

NOTES TO UNAUDITED FINANCIAL STATEMENTS

NOTE 1 – BASIS OF PRESENTATION

The accompanying unaudited financial statements of Presto Food & Beverage, Inc. (the “Company”) have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and the rules and regulations of the Securities and Exchange Commission (the “SEC”), for interim financial information. Accordingly, they do not include all the information necessary for a comprehensive presentation of financial position and the results of operations.

The interim financial statements are unaudited, but in the opinion of Management all adjustments, consisting only of normal recurring accruals, considered necessary to present fairly the results of these interim periods have been included. The results of the Company’s operations for any interim period are not necessarily indicative of results that may be expected for any other interim period or for the full year.

NOTE 2 – SIGNIFICANT ACCOUNTING POLICIES AND RECENT ACCOUNTING PRONOUNCEMENTS

Organization

Presto Food & Beverage, Inc. was incorporated in the State of New York in 2001. Presto Food & Beverage, Inc. is a holding company for various brands that develop, manufacture, market and distribute a complete portfolio of quality beverage and food products throughout the United States, Canada and Latin America. The Company’s headquarters are located in New York, NY and has offices in Bethesda, MD. Presto Food & Beverage, Inc. seeks to be one of the premier foods and beverage companies for the largest growing segment of the U.S. population- the Latino market. Presto, through its first registered and trademarked brand, SolMaya, targets primarily the Latino populations in these countries. The Company’s strategy emphasizes the growth of its brands and its products by offering authentic flavors and convenience packaging.

Use of Estimates

The preparation of financial statements in accordance with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Because of the use of estimates inherent in the financial reporting process, actual results could differ significantly from those estimates.

Revenue Recognition

The Company’s revenue recognition policies are in accordance with the SEC’s Staff Accounting Bulletin No. 101, Revenue Recognition in Financial Statements as amended by the Staff Accounting Bulletin No. 104. Revenue is recognized when there is persuasive evidence that an arrangement exists, delivery of goods and services has occurred, the price is fixed and determinable, and collection is reasonably assured.

Income Taxes

Deferred income taxes are computed in accordance with SFAS No. 109, “Accounting for Income Taxes” and reflect the net tax effects of temporary differences between the financial reporting carrying amounts of assets and liabilities for financial reporting and income tax purposes. The Company establishes a valuation allowance if it believes that it is more likely than not that some or all of the deferred tax assets will not be realized.

The Company is subject to U.S. federal income tax as well as income tax of certain state jurisdictions. The Company has not been audited by the I.R.S. or any states in connection with income taxes. The periods from inception through 2007 remain open to examination by the I.R.S. and state authorities.

On January 1, 2007 the Company adopted the provisions of FASB interpretation No. 48, “Accounting for Uncertainty in Income Taxes- an interpretation of FASB Statement No. 109” (“FIN No. 48”). The Interpretation contains a two step approach to recognizing and measuring uncertain tax positions accounted for in accordance with FASB Statement No. 109. The first step is to evaluate the tax position for recognition by determining if the weight of the available evidence indicates that it is more likely than not that the position will be sustained on audit, including resolution of related appeals or litigation process, if any. The second step is to measure the tax benefit as the largest amount which is more than 50% likely of being realized upon ultimate settlement. The adoption of FIN No. 48 did not have any material impact on the Company’s financial statements.

The Company recognizes interest accrued related to unrecognized tax benefits in interest expense. Penalties, if incurred, are recognized as a component of income tax expense.

Fair Value of Financial Instruments

Fair value estimates, assumptions and methods used to estimate fair value of the Company’s financial instruments are made in accordance with the requirements of SFAS No. 107, “Disclosure about Fair Value of Financial Instruments.” The Company has used available information to derive its estimates. However, because these estimates are made as of a specific point in time, they are not necessarily indicative of amounts the Company could realize currently. The use of different assumptions or estimating methods may have a material effect on the estimated fair value amounts. The Company estimates that there are no material variations between fair value and book value of our financial assets or liabilities as of June 30, 2008. The carrying amounts of cash and cash equivalents, accounts payable, accrued expenses and short-term notes payable approximate fair value due to the short-term nature of the instruments. Long-term liabilities are comprised of the convertible notes which approximate fair value based on borrowing rates available to the Company.

Shipping  and Handling Costs

The Company classifies freight billed to customers as sales revenue and the related freight costs as cost of sales.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable consists primarily of amounts due from the sale of products. The Company classifies freight billed to customers as sales revenue and the related freight costs as cost of sales. It is the policy of the Company to report receivables at net realizable value estimating the allowance for uncollectible accounts. Based on Management’s judgment and prior experiences and current economic conditions, as of June 30, 2008 and December 31, 2007, the allowance for uncollectible receivables was $0.

Property and Equipment

Property and equipment is stated at cost. Depreciation is provided utilizing both the straight-line and accelerated methods over the estimated useful lives of the assets as follows:

Automobiles	3-5 years
Furniture	7 years
Computer equipment	3-5 years
Signage	10 years

Long Lived Assets

In accordance with SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets,” the Company records impairment losses on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. SFAS No. 144 also addresses the accounting for long-lived assets that are expected to be disposed of.

Research and Development

Research and development costs are charged to expense as they are incurred.

Estimating the Fair Market Value of Our Common Stock

The fair market value of the Company’s common stock is a significant estimate used in determining the value of the Company’s various equity related instruments (warrants and conversion features, stock issuances). In determining the fair market value of the Company’s stock, the Company considers such things as the most recent equity transaction, changes in the Company’s financial position, progressions in product development and the effects of dilutive debt conversions.

Loss per Common Share

Basic loss per common share is calculated by dividing net loss by the weighted average number of common shares outstanding during the period.  Diluted loss per common share adjusts basic loss per share for the potentially dilutive effects of shares issuable under our stock option plan, using the treasury stock method. Common equivalent shares from the exercise of stock options and warrants are excluded from the computation of diluted loss per share as their effect is antidilutive.

Share Based Payments

The Company applies the provisions of Statement of Financial Accounting Standards No. 123 (Revised 2004), "Share-Based Payment" ("SFAS 123R") to all share based payment awards made to employees and directors. SFAS 123R establishes accounting for equity instruments exchanged for employee services. Under the provisions of SFAS 123R, share based compensation is measured at the grant date, based upon the fair value of the award, and is recognized as an expense over the holders' requisite service period (generally the vesting period of the equity award). The Company will expense its share-based compensation for share based payments under the ratable method, which treats each vesting tranche as if it were an individual grant.

The Company estimates the fair value of stock options using a Black-Scholes valuation model. Key  inputs used to estimate the fair value of stock options include the exercise price of the award, the expected post-vesting option life, the expected volatility of the Company's stock over the option's expected term, the risk free interest rate over the option's expected term, and the expected annual dividend yield.

The Company recognizes stock-based compensation expense for the number of awards that are ultimately expected to vest. As a result, recognized stock compensation will be reduced for estimated forfeitures prior to vesting.

Since the Company has not generated any taxable income to date and has not paid any federal or state taxes based on income since inception, it has provided a valuation allowance for the full amount of its net deferred tax assets and, accordingly, no tax benefits related to stock compensation expense have been recorded in its financial statements.

Recent Accounting Pronouncements

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities” (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities.  SFAS 161 requires enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities” and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance, and cash flows.  This Statement is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008.  The Company has not yet determined the effect, if any, that SFAS 161 will have on its financials statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Principles .” This statement identifies the sources of accounting principles and the framework for selecting the principles used in the preparation of financial statements of nongovernmental entities that are presented in conformity with GAAP in the United States. The Statement is directed to entities rather than auditors because entities are responsible for the selection of accounting principles for financial statements that are presented in conformity with GAAP. This Statement is effective 60 days following the SEC’s approval of the Public Company Accounting Oversight Board amendments to AU Section 411, “The Meaning of Present Fairly in Conformity With Generally Accepted Accounting Principles .” The Company does not expect that the adoption of this Statement will have a material impact on its financial position, results of operations or cash flows.

NOTE 3 – DEBT ISSUANCE COSTS

The Company incurred certain costs related to financing activities since inception. These costs consisted primarily of legal fees, placement agent fees, and commissions which are related to the placement of debt securities. Debt issuance costs were paid in the form of cash, common stock, and warrants. Debt issuance costs consisted of the following:

	June 30,	December 31,
	2008	2007
Convertible notes issued during the year ended December 31, 2007	$83,113	$83,113
Convertible notes issued during the six months ended June 30, 2008	116,913	––
Convertible notes issued during the six months ended June 30, 2008- costs paid in the form of common stock and warrants	446,028	––
Total Debt Issuance Costs	$646,054	$83,113
Less accumulated amortization	(28,599)	(5,181)
	$617,455	$77,932

Amortization expense charged to income for the periods ended June 30, 2008 and 2007 amounted to $23,418 and $0, respectively.  As of June 30, 2008 and 2007, the unamortized balances of debt issuance costs were $617,455 and $0, respectively.

NOTE 4 – CONVERTIBLE DEBT

The Company accounts for the value of warrants and the intrinsic value of beneficial conversion rights arising from the issuance of convertible debt instruments with non-detachable conversion rights that are in-the-money at the commitment date pursuant to EITF Issue 98-5, EITF Issue No. 00-19 and EITF Issue No. 00-27. Such values are determined by first allocating an appropriate portion of the proceeds received from the debt instruments to the warrants or any other detachable instrument included in the exchange. The intrinsic value of the beneficial conversion rights at the commitment date was recorded as additional paid-in capital and debt discount.

During 2007, the Company issued two year 12% interest convertible debentures to private investors (the “Investors”).  The total principal amount of the debentures was $945,500 convertible into 3,636,538 shares of the Company’s common stock. The conversion price for outstanding principal and unpaid interest of the debentures was equal to $0.26 per share. Additionally, each Investor received warrants to purchase an amount of common stock equal to fifty percent of the principal face amount invested in convertible debentures. The exercise price of

the warrants is $0.31 per share. The warrants are exercisable for a period of three years from the date of issuance.   The Company incurred debt issuance costs of $83,113 in connection with the issuance.

During the six month period ended June 30, 2008, the Company issued two year 12% interest convertible debentures to private investors.  The total principle amount of the debentures was $452,500 convertible into 1,740,385 shares of the Company’s common stock.  The conversion price for outstanding principal and unpaid interest of the debentures was equal to $0.26 per share.  Additionally, each Investor received warrants to purchase an amount of common stock equal to fifty percent of the principal face amount invested in convertible debentures. The exercise price of the warrants is $0.31 per share. The warrants are exercisable for a period of three years from the date of issuance.

During the six month period ended June 30, 2008, a $60,000 note payable to a related party was converted into a two year 12% interest convertible debenture.  The principal amount of this debenture is $60,000 and is convertible into 230,769 shares of the Company’s common stock.  Additionally, the investor received warrants to purchase an amount of common stock equal to fifty percent of the principal face amount invested in the convertible debenture.  The exercise price of the warrants is $0.31 per share.  The warrants are exercisable for a period of three years from the date of issuance.

During the six month period ended June 30, 2008, the Company restructured a $216,123 note payable and all current interest, in the amount of $240,000, into two convertible notes of $100,000 and $140,000.  The first is a two year 12% interest convertible note with a principal balance of $100,000 convertible into 161,290 shares of the Company’s common stock.  Additionally, the investor received warrants to purchase an amount of common stock equal to fifty percent of the principal face amount invested in the convertible debenture.  The exercise price of the warrants is $.31 per share.  The warrants are exercisable for a period of three years from the date of issuance.

The second convertible note is a 12% interest convertible note with a principal balance of $140,000 convertible into 193,548 shares of the Company’s common stock.  Pursuant to the agreement, $20,000 plus accrued interest was paid upon the closing of the offering.  The remaining $120,000 balance plus accrued interest is to be paid in quarterly $25,000 payments through March 31, 2009 and a final $45,000 payment plus accrued interest on June 30, 2009.

In connection with the 2008 issuance of the above debentures, the Company incurred debt issuance costs paid in the form of cash in the amount of $116,913, the Company’s common stock and warrants with a market value at issuance of $446,028.  These costs consisted primarily of placement fees, commissions and legal fees associated with the issuances.

The convertible debentures issued in the six month period ended June 30, 2008 and the twelve month period ended December 31, 2007 contained beneficial conversion discounts of $301,343 and $296,915, respectively, because the value allocated to the notes on a relative basis was less than the fair value of the Company’s common stock after the warrant discount was applied. The Company valued the warrants issued during the six month period ended June 30, 2008 and the twelve month period ended December 31, 2007 at $301,343 and $296,915, respectively.  The fair value of the warrants were determined by using the Black-Sholes model assuming an exercise price of $0.31, risk free interest rate of 4%, volatility of 208% and a 0% dividend growth rate.  The discount related to the fair value of the warrants and the beneficial conversion discounts are being amortized over the life of the debentures through a charge to amortization expense. The convertible debentures totaling $1,678,000 and $0 at June 30, 2008 and 2007 are reflected in the balance sheets net of an unamortized portion of the discounts and warrants of the beneficial conversion discount.  For the six month period ended June 30, 2008, the Company recorded interest expense of $112,406 related to the beneficial conversion discount and $112,406 related to the warrants.

The following summarizes convertible debt as of June 30, 2008 and 2007:

	June 30,	December 31,
	2008	2007
Convertible notes	$1,678,000	$945,500
Less: Current portion of convertible notes	(120,000)	––
Less: Debt discount	(838,022)	(556,725)
Convertible notes, net of discount	$719,978	$388,775

The features of the convertible notes and terms of the warrants were evaluated under applicable accounting literature, including SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.”  The conclusion was that none of the features of the convertible notes should be separately accounted for as derivatives and that the warrants meet the tests for equity classification.

NOTE 5 – LONG TERM DEBT

Long-term notes payable at June 30, 2008 and December 31, 2007 consisted of the following:

	June 30,	December 31,
	2008	2007
Note payable to finance company, due in monthly installments of $55, including interest at 24%, secured by computer equipment, due August, 2008	$105	$399

Note payable to finance company, due in monthly installments of $35, including interest at 34%, secured by computer equipment, due January 2009	133	491

Note payable to finance company, due in monthly installments of $294, including interest at 6.85%, secured by vehicle, due May 2011	10,725	10,725

Note payable to finance company, due in monthly installments of $293, including interest at 6.85%, secured by vehicle, due May 2011	10,692	10,692

Note payable to finance company, due in monthly installments of $269, including interest at 6.70%, secured by vehicle, due March 2011	9,410	9,410

Note payable to finance company, due in monthly installments of $272, including interest at 6.70%, secured by vehicle, due March 2011	9,483	9,483

Notes payable individual, interest only at 14%, secured by real estate of shareholder, due March 2009	250,000	250,000

Notes payable individual, no interest, unsecured due January 2009	––	60,000

Notes payable to vendor, interest only at 15%, secured by shareholder stock, due January 2008	––	216,123
	290,548	567,323
Less current portion	255,778	477,979
	$34,770	$89,344

NOTE 6 – RELATED PARTY TRANSACTIONS

At June 30, 2008 and December 31, 2007, the Company had notes payable outstanding to a shareholder and his family with an outstanding balance of $65,046 and $68,801 respectively. These notes bear interest at 10% and are unsecured.

At June 30, 2008 and December 31, 2007, the Company had convertible notes payable outstanding to a board member with an outstanding balance of $360,000 and $250,000 respectively. This note is included in the $1,678,000 of convertible debentures. Reference Note 4 for further disclosure on the convertible notes.

During 2007, the Company had notes payable to a board member with an outstanding balance of $60,000.

These notes bear no interest and are unsecured. The entire $60,000 was converted to convertible notes in 2008.

NOTE 7 – STOCKHOLDERS’ EQUITY

During 2007, the Company entered into a consulting agreement. The Company agreed to issue 320,000 shares of the Company’s common stock for services rendered. As of December 31, 2007, the shares were not issued and a corresponding accrual for $83,200 was recorded.  During the six month period ended June 30, 2008 the Company issued the 320,000 shares to the consultants for $83,200.  The cost of the stock was expensed to general and administrative expense ($83,200) in the period.

During the six month period ended June 30, 2008, the Company issued 588,076 shares of the Company’s common stock for services rendered.  The cost of the stock was expensed to general and administrative expense ($10,000 for legal services) and capitalized as debt issuance costs ($15,000 for legal services and $127,900 for underwriter services).  The $127,900 of stock was issued in exchange for professional services relating to the closings from escrow during the six months ended June 30, 2008.

These shares were valued using a best estimate of the price that would be paid in cash for similar services rendered.  In an effort to determine the fair market value of our common stock, which is not readily determinable or actively traded, we applied SFAS No. 157 “Fair Value Measurements” to derive the historical and the current fair market value of our common stock. SFAS No. 157 states, “This Statement emphasizes that fair value is a market-based measurement, not an entity specific measurement. Therefore, fair value measurement should be determined based on the assumptions that market participants would use in pricing the asset.”

During the six month period ended June 30, 2008, the Company issued 1,248,541 warrants for outside services.  The fair value as of the date of issuance of the warrants was determined using the Black Scholes Pricing Model utilizing the following assumptions: exercise price of $.31, volatility of 208%, risk-free rate 4.0% and a 0% dividend growth rate. The value of the warrants was $318,128 and recorded as debt issuance costs..  The warrants were issued in exchange for professional services relating to the issuance of convertible notes during six months ended June 30, 2008.

The Company also issued 1,181,452 warrants to investors holding convertible debentures.  The exercise price of the warrants is $.31 per share.  The warrants are exercisable for a period of three years from the date of issuance.  Reference Note 4 for further disclosure on the warrants issued in connection with the convertible note offering.

During the 2007 fiscal year, the Company issued 30,000 shares of the Company’s common stock to private investors of the Company for $15,000.

The status of the warrants outstanding is as follows at June 30, 2008:

	Number of Warrants	Weighted Average Exercise Price
Outstanding at January 1, 2008	1,525,000	$0.31

Granted	2,429,993	$0.31
Exercised	––	––
Cancelled	––	––

Outstanding at June 30, 2008	3,954,993	$0.31

NOTE 8 – SHARE BASED COMPENSATION

During the six month period ended June 30, 2008, the Company granted options to purchase up to 2,000,000 shares to two employees. The cost of the employee options of $281,679 was recorded as a debit to general and administrative expense and a credit to additional paid in capital.  The fair value as of the grant date of the employee options was determined using the Black Scholes Pricing Model utilizing the following assumptions: exercise price of $0.26, volatility of 208%, risk-free rate 4.0% and a 0% dividend growth rate.

NOTE 9 – COMMITMENTS, CONTINGENCIES AND UNCERTAINTIES

Going Concern

As shown in the accompanying interim financial statements, the Company incurred a net loss of $(1,188,798) for the six months ended June 30, 2008, and as of that date, the Company’s current liabilities exceeded its current assets by $464,626. Those factors raise substantial doubt about the Company’s ability to continue as a going concern.

Management of the Company plans to address this concern by performing the following:

•

Reducing the cost of sales by negotiating more favorable terms with the Company’s vendors

•

Raising additional capital through private placement offerings

•

Adding more distributors

•

Expanding its sales force

•

Releasing additional  beverage flavors into the market

•

Engaging a financial outsourcing firm to ensure financial reports are timely, accurate and in accordance with accounting principles generally accepted in the United States of America. The financial outsourcing firm will also ensure sound financial controls are in place.

The ability of the Company to continue as a going concern is dependent on its ability to do all or most of the above listed steps. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

NOTE 10 – SUBSEQUENT EVENTS

On July 30, 2008, we entered into a Loan Agreement with DGR Investments, LLC (“DGR”) wherein DGR agreed to provide us with a line of credit in the aggregate maximum amount of $750,000.  Pursuant to the terms of the Loan Agreement, we issued in favor of DGR a Revolving Line of Credit Note in the amount of $250,000 (the “Note).  Interest on such Note is equal to the variable rate of interest designated from time to time by the Bank of America, N.A. plus 4%.

In consideration for the Loan Agreement, the Company issued in favor of DGR 288,455 shares of the Company’s common stock.  Further, the Company granted DGR a security in certain assets of the Company, as set forth in the Loan Agreement.  As additional security for the loan granted to the Company, Mr. Fernando Leonzo and Dr. Jose Mario Ortega, the Company’s CEO and COO, also provided personal guarantees in favor of DGR.

During the third quarter of 2008, the Company entered an agreement in which the Company is granted access to an investor’s personal line of credit with the requirement that the full amount of any principal and interest drawn on the line is repaid in full within sixty days. The purpose of the line is to allow the Company the ability to meet certain commitments of production. It is agreed that the Company will only utilize this agreement until the Company has secured its own line of credit with a financial institution.  The Company has borrowed $55,000 on this agreement.

During the third quarter of 2008, the Company introduced three additional drink flavors to the market.  Including these additions, there are four flavors actively being sold and distributed.

During the third quarter of 2008, the Company engaged a financial outsourcing firm to take over the accounting functions.

DIRECTORS AND EXECUTIVE OFFICERS

Our executive officers and directors and their respective ages as of the date of this prospectus are as follows:

Directors:

Name of Director	Age
Fernando Oswaldo Leonzo	37
Dr. Jose Mario Ortega	40
William P. Gula	50
Vincent Moreno	56

Executive Officer:

Name of Officer	Age	Position
Fernando Oswaldo Leonzo	37	President, Chief Executive Officer , Principal Accounting Officer and Director
Dr. Jose Mario Ortega	40	Vice-President, Chief Operating Officer , Secretary and Director
Ivan Diaz	29	Director of Sales and Marketing

Biographical Information

Set forth below is a brief description of the background and business experience of our executive officer and director for the past five years.

Fernando Oswaldo Leonzo is the President, Chief Executive Officer and a Director of Presto Food and Beverage, Inc. Prior to founding Presto in 2001, Mr. Oswaldo Leonzo worked for almost a decade in the financial industry, initially as a sales executive with regional financial firms and later for a major clearinghouse on Wall Street. Prior to his financial industry experience, He successfully operated a business that distributed recorded music to retailers in the U. S., Mexico and Colombia. Mr. Oswaldo Leonzo received his Bachelor of Arts degree in Social Sciences with a major in International Studies from New York University (NYU). He directs all the activities of SolMaya Brands, with a particular emphasis on marketing sales, and strategic planning.

Dr. Jose Mario Ortega is the Vice-President, Chief Operating Officer and a Director of Presto Food and Beverage, Inc. Dr. Ortega is co-owner of a pediatric clinic in Rockville, Maryland since 1999, where he owns the practice with his father. He earned his M. D. degree at the University of Miami. In addition to his medical practice, Dr. Ortega has previously initiated a project with the Guatemalan Chamber of Commerce, for the expansion of opportunities for the import and distribution of Guatemalan goods within North America. Dr. Ortega invested in and joined Presto in 2002 and is primarily responsible for production of the SolMaya products and dealing directly with the vendors that supply the raw materials for SolMaya Brands products. He serves on the board of directors of Presto.

Ivan Diaz is the Director of Sales and Marketing for Presto Food and Beverage, Inc. Mr. Diaz joined Presto in 2003. Prior to that he was a sales representative working in the financial sector. He received his Bachelors Degrees in Finance and International Business from George Washington University, respectively. Mr. Diaz works full time for SolMaya Brands and is responsible for the marketing and sales activities. He also manages the Maryland facility and administers the day-to-day operations of SolMaya.

William P. Gula has served as a director of SolMalya since 2007. Currently Mr. Gula is the President and Chief Executive Office of several companies that he has founded: Apple Fasteners, Ideal Cards and Earthstone Industrial Products. He is also the President of BG Real Estate, a company with various commercial real estate holdings. In 1994, Mr. Gula started two health care related companies that focused on providing care to the elderly and pediatric care to technology dependent patients. Mr. Gula subsequently sold both companies to publicly traded entities in 2002. Mr. Gula began his business career as a management trainee within GE’s manufacturing division. He held a variety of leadership positions in manufacturing, human resources, marketing and quality control. From 1988 through 1994, Mr. Gula served as Director of Operations for the North East Division of GTE. Mr. Gula holds a B.S. in Mechanical Engineering from the University of Pittsburgh and a MBA from Xavier University.

Vincent Moreno has served as a director of Presto since 2008.  He currently serves as the Managing Partner of RVR Partners, a limited partnership engaged in investments in private entities.  Between 1999 to August 2003, Mr. Moreno served as the Managing Director and Senior Manager of Operations at the United States Trust Company and was tasked with developing and building the department that handled the management and distribution of venture capital funds.  Prior to joining United States Trust Company, he served as Senior Vice President of Mellon Bank & Trust Company from 1990 to 1999 where he oversaw all aspects involving management, coordination and control of operations.  He also previously served as the Vice President of Finance Technologies International, Inc. and as the Manager of the Securities Operations and Custody Department of The Royal Bank & Trust Co. of New York.  Mr. Moreno holds a A.S. Degree in Business from the Suffolk Community College and received a certificate in the Finance Program at Mercer Community College.

Term of Office

Our Directors serve for a term of one year to serve as such until their successors are duly elected or until their earlier resignation or removal.

Board Committees

We have a Board of Advisors. Further, we are in the process of establishing an audit committee as well as a compensation committee which we expect to form within the next 2 months.

EXECUTIVE COMPENSATION

The following table sets forth the aggregate cash compensation paid by the Company to: (i) its Chief Executive Officer; and (ii) its most highly compensated officers whose cash compensation exceeded $100,000 for services performed during the year ended December 31, 2007.

Name and Principal Position	Year	Salary (c) ($)	Bonus (d) ($)	Stock Awards (e) ($)	Option Awards (f) ($)	Non- Equity Incentive Plan Compensation (q) ($)	Non- qualified Deferred Compensation Earnings (h) ($)	All Other Compensation (i) ($)	Total (j) ($)
Fernando O. Leonzo, Chief Executive Officer and Principal Accounting Officer	2007	60,000	—	—	—	—	—	—	—
	2006	60,000	—	—	—	—	—	—	—
Mario Ortega Vice-President, Chief Operating Officer and Secretary	2007	60,000	—	—	—	—	—	—	—
	2006	35,000	—	—	—	—	—	—	—

Options

There were no stock options granted to officers or directors of the Company during the fiscal year ended December 31, 2007. In June 2008, we issued options to two executive officers to purchase an aggregate amount of 2,000,000 shares of our common stock at an exercise price of $0.26 per share.

Employment Agreements

On June 25, 2008, we entered into employment agreements with each of our Chief Executive Officer and Vice President, Chief Operating Officer and Secretary.  The employment agreements provide that each executive shall receive a base salary of $120,000 per annum and options to purchase 1,000,000 of our common stock at $0.26 per share.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following tables set forth certain information regarding beneficial ownership of our capital stock as of June 25, 2008 by (i) each person whom we know to beneficially own more than five percent of any class of our common stock, (ii) each of our directors, (iii) each of the executive officers and (iv) all our directors and executive officers as a group. Unless otherwise indicated, each of the persons listed below has sole voting and investment power with respect to the shares beneficially owned.

Our total authorized capital stock consists of 30,000,000 shares of common stock, $0.001 par value per share, and 5,000,000 shares of preferred stock, $0.001 par value per share. As of September 26, 2008 there were 17,455,916 shares of our common stock outstanding, all of which were fully paid, non-assessable and entitled to vote. Each share of our common stock entitles its holder to one vote on each matter submitted to our stockholders. As of the date of this prospectus, there were no shares of preferred stock issued and outstanding.

Name and Address of Beneficial Owner(1)	Shares of Common Stock Beneficially Owned(2)	Percentage of Common Shares Beneficially Owned
Fernando O. Leonzo (3)	5,000,000	27.09%
Dinorah Rodriquez	4,000,000	22.91%
Jose Mario Ortega (4)	2,503,900	13.57%
William Gula (5)	1,692,308	8.84%
Kenneth Greenberg (6)	1,091,811	5.89%
DGR Investments LLC (7)	1,653,219	8.78%
Vincent Moreno (8)	425,806	2.43%
Ivan Diaz	0	0%

All directors and officers as a group (5 persons)	9,622,014	51.61%

———————

(1)

Unless otherwise indicated, the address of each person listed below is c/o Presto Food & Beverage, Inc., 1407 Broadway, 9th Floor, New York, NY 10016

(2)

Pursuant to the rules and regulations of the Securities and Exchange Commission, shares of common stock that an individual or group has a right to acquire within 60 days pursuant to the exercise of options or warrants are deemed to be outstanding for the purposes of computing the percentage ownership of such individual or group, but are not deemed to be outstanding for the purposes of computing the percentage ownership of any other person shown in the table.

(3)

Consists of 4,000,000 shares of common stock and options to purchase 1,000,000 shares of common stock pursuant to an employment agreement.

(4)

Consists of 1,503,900 shares of common stock and options to purchase 1,000,000 shares of common stock pursuant to an employment agreement.

(5)

Consists of 1,192,308 shares of common stock underlying Convertible Debentures and 500,000 shares of common stock underlying warrants.

(6)

Consists of 769,231 shares of common stock underlying a Convertible Debenture and 322,581 shares of common stock underlying a warrant.

(7)

Consists of 288,455 shares of Common Stock, 961,538 shares of common stock underlying a Convertible Debenture and 403,226 shares of common stock underlying a warrant. Mr. David Greenberg has voting and dispositive power over the securities owned by DGR Investments LLC.

(8)

Consists of 300,000 shares of common stock underlying a Convertible Debenture and 125,806 shares of common stock underlying a warrant.

COMPENSATION PLANS

The Company currently does not have any compensation plans in place. The Board of Directors is considering various plans at this time.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

On July 30, 2008, Mr. Fernando Leonzo and Dr. Jose Mario Ortega, the Company’s CEO and COO, executed personal Guarantees in favor of DGR Investments, LLC wherein they guaranteed all amounts due to DGR under the Loan Agreement entered into by us on the same date in the aggregate maximum amount of $750,000.

Other than as set forth above, none of our present directors, officers or principal shareholders, nor any family member of the foregoing, nor, to the best of our information and belief, any of our former directors, senior officers or principal shareholders, nor any family member of such former directors, officers or principal shareholders, has or had any material interest, direct or indirect, in any transaction, or in any proposed transaction which has materially affected or will materially affect us.

Policy Regarding Transactions with Affiliates

We believe the foregoing transactions were in our best interests. Our Board of Directors has adopted a policy that any future transactions with affiliates, including without limitation, our officers, Directors, and principal stockholders, will be on terms no less favorable to us than we could have obtained from unaffiliated third-parties. Any such transactions will be approved by a majority of our Board of Directors, including a majority of the independent and disinterested members, or, if required by law, a majority of our disinterested stockholders.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION
FOR SECURITIES ACT LIABILITIES

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Act”) may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock described herein. This prospectus, which constitutes part of the registration statement, does not include all of the information contained in the registration statement. You should refer to the registration statement and its exhibits for additional information. Whenever we make reference in this prospectus to any of our contracts, agreements or other documents, the references are not necessarily complete and you should refer to the exhibits attached to the registration statement or incorporated by referenced therein for copies of the actual contract, agreement or other document. We are currently required to file annual, quarterly and special reports, proxy statements and other information with the SEC. We anticipate making these documents publicly available, free of charge, on our website at www.solmaya.net as soon as reasonably practicable after filing such documents with the SEC. The information on our website is not incorporated by reference into this prospectus and should not be considered to be a part of this prospectus. We have included our website address as an inactive textual reference only.

You can read the registration statement and our future filings with the SEC, over the Internet at the SEC’s web site at http://www.sec.gov. You may also read and copy any document that we file with the SEC at its public reference room at 100 F Street, N.E., Washington, DC 20549.

You may also obtain copies of the documents at prescribed rates by writing to the Public Reference Section of the SEC at 100 F Street, N.E., Washington, DC 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference room.

PRESTO FOOD & BEVERAGE, INC.

———————

Common Stock

———————

PROSPECTUS

You should rely only on the information contained in this document or that we have referred you to. We have not authorized anyone to provide you with information that is different. This Prospectus is not an offer to sell common stock and is not soliciting an offer to buy common stock in any state where the offer or sale is not permitted.

Until ______________, 2008, all dealers that effect transactions in these securities, whether or not participating in the offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.

____________, 2008

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

The Registrant's Certificate of Incorporation limits the liability of the Registrant's Directors to the maximum extent permitted by New York law. New York law provides that a director of a corporation will not be personally liable for monetary damages for breach of that individual's fiduciary duties as a director except for liability for (1) a breach of the director's duty of loyalty to the corporation or its stockholders, (2) any act or omission not in good faith or that involves intentional misconduct or a knowing violation of the law, (3) unlawful payments of dividends or unlawful stock repurchases or redemptions, or (4) any transaction from which the director derived an improper personal benefit.

This limitation of liability does not apply to liabilities arising under federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

The New York General Corporation Law provides that a corporation may indemnify directors and officers, as well as other employees and individuals, against attorneys' fees and other expenses, judgments, fines, and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person was or is a party or is threatened to be made a party by reason of such person being or having been a director, officer, employee, or agent of the corporation. The New York General Corporation Law provides that this is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

The Registrant's Certificate of Incorporation and Bylaws provide that the Registrant is required to indemnify its Directors and officers to the maximum extent permitted by law. The Registrant's Bylaws also require the Registrant to advance expenses incurred by an officer or Director in connection with the defense of any action or proceeding arising out of that party's status or service as a Director or officer of the Registrant or as a Director, officer, employee benefit plan, or other enterprise, if serving as such at the Registrant's request. The Registrant's Bylaws also permit the Registrant to secure insurance on behalf of any Director or officer for any liability arising out of his or her actions in a representative capacity. The Registrant intends to enter into indemnification agreements with its Directors and some of its officers containing provisions that (1) indemnify, to the maximum extent permitted by New York law, those Directors and officers against liabilities that may arise by reason of their status or service as Directors or officers except liabilities arising from willful misconduct of a culpable nature; (2) to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and (3) to obtain Directors' and officers' liability insurance if maintained for other Directors or officers.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth estimated expenses expected to be incurred in connection with the issuance and distribution of the securities being registered. All such expenses will be paid by us. The amounts listed below are estimates subject to future contingencies.

Dollar amount
Expenses:
Securities and Exchange Commission Registration Fee	$131.14
EDGARization, Printing and Engraving	$5,000.00
Accounting Fees and Expenses	$75,000.00
Legal Fees and Expenses	$30,000.00
Miscellaneous	$—
TOTAL	$110,131.14

RECENT SALES OF UNREGISTERED SECURITIES

During the past three years, we have sold unregistered securities as described below. We believe that the issuances of the following securities were considered to be exempt from registration under Section 4(2) of the Securities Act, and the regulations promulgated there under. There were no underwriters involved in the transactions and there were no underwriting discounts or commissions paid in connection therewith, except as disclosed below. The purchasers of the securities in such transactions represented their intention to acquire the securities for investment purposes only and not with a view to or for sales in connection with any distribution thereof and appropriate legends were affixed to the certificates for the securities issued in such transactions. The purchasers of the securities in the transactions below were each sophisticated investors who were provided information about us and were able to bear the risk of loss of their entire investment.

In June 2007 through June 2008, we sold approximately $1,588,000 in principal amount of convertible debentures to 21 investors. In addition to the convertible debentures, we issued warrants purchase an aggregate of 2,512,903 shares of our common stock to these investors. The holders of such notes and warrants represented in writing that they were accredited investors and acquired the securities for their own accounts. A legend was placed on the securities stating that such securities have not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or on the availability of an exemption from the registration requirements of the Securities Act. In connection with the Offering, we have agreed to pay approximately $19,950 in fees to the placement agent, and issued 299,615 shares of common stock and a warrant to purchase 149,808 shares of common stock at $0.31 per share.  Further, we agreed to issue to the placement agent an additional warrant to purchase 502,581 shares of common stock at $0.31 per share.

On July 30, 2008, we issued a total of 288,455 shares in favor of DGR Investments, LLC.  Such shares were issued in consideration for a Loan Agreement entered into by the Company with DGR wherein DGR agreed to provide us with a Line of Credit in the aggregate maximum amount of $750,000.  DGR represented in writing that it is an accredited investor and that the shares of our common stock were being acquired for their own account.  A legend was placed on the certificate issued to DGR stating that such has not been registered under the Securities Act and cannot be sold or otherwise transferred without an effective registration statement covering such shares or on the availability of an exemption from the registration requirements of the Securities Act.

EXHIBITS

Item 27.

 Exhibits and Financial Statement Schedules.

(a)

Exhibits:

The following exhibits are filed as part of this registration statement:

Exhibit	Description of Exhibit
3.1	Certificate of Incorporation of Presto Food & Beverage, Inc.
3.2	Certificate of Amendment to Certificate of Incorporation of Presto Food & Beverage, Inc.
3.3	Bylaws of Presto Food & Beverage, Inc.
5.1	Opinion of Gersten Savage LLP.
10.1	Form of Placement Agency Agreement between Presto Food and Beverage, Inc, and Kern, Suslow Securities, Inc.
10.2	Form of Convertible Debenture
10.3	Form of Registration Rights Agreement
10.4	Form of Warrant
10.5	Form of Subscription Agreement
10.6	Subordination Agreement between Presto Food and Beverage, Inc. and Randesa/Yarinco Financial Services
10.7	Lease Agreement between Presto Food and Beverage, Inc. and Blackwell Company

10.8	Employment Agreement between Presto Food and Beverage, Inc. and Fernando O. Leonzo Dated June 25, 2008
10.9	Employment Agreement between Presto Food and Beverage, Inc. and Jose Mario Ortega dated June 25, 2008
10.10	Loan Agreement dated July 30, 2008 between Presto Food and Beverage, Inc. and DGR Investments, LLC
10.11	Guarantee executed in favor of DGR Investment, LLC by Fernando Leonzo and Jose Mario Ortega
23.1	Consent of Bartolomei Pucciarelli, LLC, Independent Auditor
23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)

Item 28.

Undertakings.

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to Directors, officers, and controlling persons of the registrant pursuant to any provision of the Certificate of Incorporation, Bylaws, contract arrangements, statute, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant in the successful defense of any action, suit or proceeding) is asserted by such Director, officer, or controlling person in connection with the securities being registered, the Registrant issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933.

(3)

It will file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining any liability under the Securities Act of 1933, it will treat the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933, as part of this Registration Statement as of the time the Commission declared it effective.

(5)

For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new Registration Statement for the securities offered in the Registration Statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

The undersigned Registrant hereby undertakes to:

(1)

File, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement to:

(i)

Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)

Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) under the Securities Act if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement, and

(iii)

Include any additional or changed material information on the plan of distribution.

(2)

For determining liability under the Securities Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

(3)

File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

(4)

For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this Registration Statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)

Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

(ii)

Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

(iv)

Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

If the small business issuer will request acceleration of the effective date of the registration statement under Rule 461 of the Securities Act include the following:

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to Directors, officers, and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a Director, officer, or controlling person of the Registrant in the successful defense of any action, suit, or proceeding) is asserted by such Director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue

(5)

For determining any liability under the Securities Act of 1933, it will treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

For the purpose of determining liability under the Securities Act to any purchaser:

If the small business issuer is subject to Rule 430C, include the following:

(1)

Each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

SIGNATURES

In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, County of New York on October 7, 2008.

PRESTO FOOD & BEVERAGE, INC.

By:	/s/ FERNANDO O. LEONZO
Fernando O. Leonzo
Chief Executive Officer , President and Principal Accounting Officer

In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.

SIGNATURE	CAPACITY IN WHICH SIGNED	DATE

/s/ FERNANDO O. LEONZO	Chief Executive Officer, President and Director	October 7, 2008
Fernando O. Leonzo

/s/ MARIO ORTEGA	Vice President of Operations, Secretary and Director	October 7, 2008
Mario Ortega

/s/ WILLIAM GULA	Director	October 7, 2008
William Gula

/s/ V INCENT M ORENO	Director	October 7, 2008
Vincent Moreno

EXHIBITS

Exhibit	Description of Exhibit
3.1	Certificate of Incorporation of Presto Food & Beverage, Inc.
3.2	Certificate of Amendment to Certificate of Incorporation of Presto Food & Beverage, Inc.
3.3	Bylaws of Presto Food & Beverage, Inc.
5.1	Opinion of Gersten Savage LLP.
10.1	Form of Placement Agency Agreement between Presto Food and Beverage, Inc, and Kerns, Suslow Securities, Inc.
10.2	Form of Convertible Debenture
10.3	Form of Registration Rights Agreement
10.	Form of Warrant
10.5	Form of Subscription Agreement
10.6	Subordination Agreement between Presto Food and Beverage, Inc. and Randesa/Yarinco Financial Services
10.7	Lease Agreement between Presto Food and Beverage, Inc. and Blackwell Company
10.8	Employment Agreement between Presto Food and Beverage, Inc. and Fernando O. Leonzo Dated June 25, 2008
10.9	Employment Agreement between Presto Food and Beverage, Inc. and Jose Mario Ortega dated June 25, 2008
10.10	Loan Agreement dated July 30, 2008 between Presto Food and Beverage, Inc. and DGR Investments, LLC
10.11	Guarantee executed in favor of DGR Investment, LLC by Fernando Leonzo and Jose Mario Ortega
23.1	Consent of Bartolomei Pucciarelli, LLC, Independent Auditor
23.2	Consent of Gersten Savage LLP (included in Exhibit 5.1)